UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ROUSE PROPERTIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ROUSE PROPERTIES, INC.
1114 Avenue of the Americas, Suite 2800
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 3, 2013

To our stockholders,

We are pleased to invite you to the annual meeting of stockholders of Rouse Properties, Inc., to be held on Friday, May 3, 2013, at 12:30 p.m. local time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, for the following purposes:

1.                                      To elect the eight director nominees named in this proxy statement for a term expiring at the 2014 annual meeting of stockholders;

2.                                      To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.                                      To provide an advisory vote on executive compensation;

4.                                      To provide an advisory vote on the frequency of the advisory vote on executive compensation;

5.                                      To approve an amendment to our Amended and Restated Certificate of Incorporation to conform our ownership limit to market standards;

6.                                      To approve the performance measures included in the Rouse Properties, Inc. 2012 Equity Incentive Plan;

7.                                      To approve the Rouse Properties, Inc. Management Incentive Plan; and

8.                                      To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Holders of record of our common stock at the close of business on March 18, 2013 are entitled to notice of, and to vote at, the annual meeting. Stockholders of record may vote their shares by telephone, over the Internet, by signing, dating and mailing the proxy card in the envelope provided, by delivering a completed proxy card at the annual meeting or by voting in person at the annual meeting. Instructions regarding all methods of voting are contained on the proxy card that is included with this proxy statement. If your shares are held through a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such institution. In such situations, the availability of Internet and telephone proxies will depend on their voting procedures.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY TELEPHONE OR USING THE INTERNET TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

By Order of the Board of Directors,

/s/ Susan Elman
Susan Elman
Executive Vice President & General Counsel

March 22, 2013

Important Notice Regarding Internet Availability of Proxy Materials for the 2013 Annual Meeting to be held on May 3, 2013

Our proxy materials relating to our 2013 annual meeting (notice, proxy statement and annual report) are available at www.proxyvote.com.

ii

ROUSE PROPERTIES, INC.
1114 Avenue of the Americas, Suite 2800
New York, New York 10036

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 3, 2013

We are pleased to invite you to the annual meeting of stockholders of Rouse Properties, Inc., to be held on Friday, May 3, 2013, at 12:30 p.m. local time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York. Our spin-off from General Growth Properties, Inc. (“GGP”) was completed on January 12, 2012, when we issued 35,547,049 shares of our common stock to the existing GGP stockholders. More information about the spin-off can be found in our registration statement on Form 10 filed with the Securities and Exchange Commission and declared effective on December 22, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2012.

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and accompanying proxy card are first being distributed on or about March 22, 2013 to stockholders of Rouse Properties, Inc., which is sometimes referred to in this proxy statement as “we,” “us,” “our,” “Rouse Properties” or the “Company,” in connection with the solicitation by our board of directors (the “Board of Directors” or “Board”) of proxies to be voted at the Annual Meeting of Stockholders to be held on Friday, May 3, 2013, at 12:30 p.m. local time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, and any postponement or adjournment thereof.

The U.S. Securities and Exchange Commission (the “SEC”) permits companies to furnish proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy.  Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for obtaining such materials included in the Notice.

Matters to be Considered

At the annual meeting, stockholders will be asked to vote to elect the eight director nominees named in this proxy statement for a term expiring at the 2014 annual meeting of stockholders, to ratify the selection of the independent registered public accounting firm, to approve, on an advisory non-binding basis, the compensation of our named executive officers, to vote on the frequency of the advisory vote on executive compensation, to approve an amendment to our Amended and Restated Certificate of Incorporation to conform our ownership limit to market standards, to approve the performance measures included in the Rouse Properties, Inc. 2012 Equity Incentive Plan and to approve the Rouse Properties, Inc. Management Incentive Plan. See “PROPOSAL 1—ELECTION OF DIRECTORS,” “PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,” “PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION,” “PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION,” “PROPOSAL 5—AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CONFORM OUR OWNERSHIP LIMIT TO MARKET STANDARDS,” “PROPOSAL 6—APPROVAL OF THE PERFORMANCE MEASURES INCLUDED IN THE ROUSE PROPERTIES, INC.

2012 EQUITY INCENTIVE PLAN” and “PROPOSAL 7—APPROVAL OF THE ROUSE PROPERTIES, INC. MANAGEMENT INCENTIVE PLAN.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of common stock as of the record date, which was the close of business on March 18, 2013, are entitled to notice of, and to vote at, the annual meeting. As of March 1, 2013, there were 49,631,157 shares of common stock outstanding and entitled to vote at the annual meeting, with each share entitled to one vote.

Information About This Proxy Statement

Why you received this proxy statement. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice relating to these proxy materials.

Householding. SEC rules permit us to deliver a single Notice or set of annual meeting materials to an address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one such Notice or set of annual meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of such Notice or annual meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of such Notice or annual meeting materials, please contact Broadridge Financial Solutions, Inc. by telephone at 1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability of Proxy Materials or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Voting by and Revocation of Proxies

Stockholders of record are requested to vote in one of four ways:

•                              By telephone—Use the toll-free telephone number shown on your proxy card;

•                              By internet—Visit the Internet website indicated on your proxy card and follow the on-screen instructions;

•                              By mail—You can date, sign and promptly return your proxy card by mail in the enclosed postage prepaid envelope; or

•                              In person—You can deliver a completed proxy card at the meeting or vote in person.

Voting instructions (including instructions for both telephonic and Internet voting) are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy via the Internet or by telephone, it will not be necessary to return your proxy card.

If a stockholder does not return a signed proxy card or submit a proxy via the Internet or by telephone, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If instructions are not given and you do not indicate how your shares should be voted on a proposal, the shares represented by your properly completed proxy will be voted as the Board recommends. In addition, if any other matter is properly presented at the 2013 annual meeting, the persons named in the accompanying proxy card will have discretion to vote in their best judgment.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company’s Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held through a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such institution. In such situations, the availability of Internet and telephone proxies will depend on their voting procedures.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors is required to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

Required Votes

Proposal 1: Election of nominees named in this proxy statement as directors. The affirmative vote of a majority of the votes cast by the shares represented at the meeting and entitled to vote thereon is required (i.e., the number of votes cast “for” the election of the nominee must exceed 50% of the total number of votes cast “for” and “against” the election of that nominee) to elect each nominee named herein as a director. Abstentions and broker non-votes will not be counted as votes cast and will therefore not impact the election of a nominee.

Proposal 2: Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2013. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 3: Advisory vote on executive compensation. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 4: Advisory vote on the frequency of the advisory vote on executive compensation. The non-binding advisory vote with respect to the determination as to whether the advisory vote on executive compensation shall occur every one, two or three years shall be decided by a plurality of the votes cast among the three alternatives. This means that the alternative receiving the most votes will be considered to be the expressed preference of the stockholders. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Proposal 5: Amendment of our Amended and Restated Certificate of Incorporation to conform our ownership limit to market standards. The affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon is required to approve the amendment of our Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes will be counted as entitled to vote on the proposal and will therefore have the effect of a negative vote.

Proposal 6: Approval of the performance measures included in the Rouse Properties, Inc. 2012 Equity Incentive Plan. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the performance measures included in the Rouse Properties, Inc. 2012 Equity Incentive Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 7: Approval of the Rouse Properties, Inc. Management Incentive Plan. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the Rouse Properties, Inc. Management Incentive Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Other Matters. If any other matters are properly presented at the annual meeting for action, including a question of adjourning or postponing the meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Shares Held by Brokers

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may, consistent with New York Stock Exchange (“NYSE”) rules, vote your shares for you on the ratification of the appointment of Deloitte & Touche LLP but will not be permitted to vote your shares on any other item. If you do not provide voting instructions on these items, including the election of the nominees named herein as directors, the shares will be treated as “broker non-votes” with respect to such item.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the annual meeting, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners.

Independent Registered Public Accounting Firm

We have been advised that a representative of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2012, will attend the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors: Mr. David Arthur, Mr. Jeffrey Blidner, Mr. Richard Clark, Mr. Christopher Haley, Mr. Michael Hegarty, Mr. David Kruth, Mr. Michael Mullen, Mr. Steven Shepsman and Mr. Andrew Silberfein. The terms of the directors expire on the date of the 2013 annual meeting of stockholders, subject to the election and qualification of their respective successors. Messrs. Arthur and Shepsman will not stand for re-election at the 2013 annual meeting, and the Board will be decreased from nine directors to eight directors effective as of the 2013 annual meeting.

Except for Messrs. Clark and Hegarty, the current directors became members of the Board in connection with our debut as a publicly-traded company upon our spin-off from GGP. Messrs. Clark and Hegarty were appointed to the Board in November 2012. Each of Messrs. Clark and Hegarty were identified as potential candidates for the Board by our former Chairman, Mr. Blidner, and, following an evaluation by the Nominating and Governance Committee, were recommended for appointment to the Board by the Nominating and Governance Committee.

Each of the eight director nominees listed below is currently a director of the Company other than Mr. Brian Kingston. Mr. Kingston was identified as a potential candidate for the Board by our Chairman, Mr. Clark, and, following an evaluation by the Nominating and Governance Committee, was recommended for election to the Board at the 2013 annual meeting by the Nominating and Governance Committee.

The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed specific qualifications that the Board considered in determining whether to recommend that the director be nominated for election at the 2013 annual meeting.

If elected, each of the nominees is expected to serve for a term expiring at the next annual meeting of stockholders in 2014 and until their successors have been elected and qualified. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board of Directors recommends a vote FOR the following nominees for election as directors.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Andrew Silberfein President and Chief Executive Officer

Mr. Silberfein, 48, has served as our President and Chief Executive Officer since January 2, 2012 and has served as a director since January 12, 2012. Mr. Silberfein previously held the position of Executive Vice President—Retail and Finance for Forest City Ratner Companies, a developer, owner and operator of real estate primarily in the New York metropolitan area, where he was employed from 1995 to 2011. Mr. Silberfein was responsible for managing Forest City Ratner Companies’ retail portfolio, consisting of over 5.1 million square feet of existing and under construction shopping centers and malls. Mr. Silberfein also had the overall responsibility for all aspects of Forest City Ratner Companies’ debt and equity financing requirements for its real estate portfolio. Prior to joining Forest City Ratner Companies, from 1989 to 1995, Mr. Silberfein was a Senior Vice President of Sanford Nalitt and Associates, a firm focused on the development of supermarket and discount department store anchored shopping centers along the east coast of the United States. Mr. Silberfein holds a Bachelor of Arts degree from Lafayette College and a Master of Business Administration degree from Columbia University School of Business.

Mr. Silberfein’s 23 years of experience in the retail real estate industry, including experience in leasing, financing, development, construction, tenant coordination, acquisitions, dispositions, asset management and marketing have prepared him to make strategic contributions to our Board and to the leadership of our Company.

Jeffrey Blidner

Mr. Blidner, 64, has served as a director since January 12, 2012. Mr. Blidner has served as a Senior Managing Partner of Brookfield Asset Management Inc., responsible for strategic planning as well as transaction execution, since 2000. Mr. Blidner is also the Chief Executive Officer of Brookfield’s Private Funds Group, a position he was appointed to in 2012. He is Chairman of the Board of

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Brookfield Renewable Energy Partners and a director of Brookfield Infrastructure Partners.  Prior to joining Brookfield in 2000, Mr. Blidner was a senior partner at a Canadian law firm.

Mr. Blidner’s extensive experience in private equity, particularly in the real estate industry, and board service allows him to make key contributions in investment and other strategies to our Board.

Richard Clark

Mr. Clark, 54, has served as a director since November 1, 2012. Mr. Clark is the Chief Executive Officer of the Brookfield Property Group, a position he has held since 2009. Mr. Clark previously held the position of Chief Executive Officer of Brookfield Office Properties from 2002 to 2012, and has been with Brookfield Asset Management, Inc.’s Real Estate Group and its predecessors and affiliates since 1984 in various senior roles. Mr. Clark currently serves as Chairman of the Board of Directors of Brookfield Office Properties and is a member of the board of directors of General Growth Properties.

Mr. Clark’s extensive experience in the real estate industry along with his many leadership roles and board service enables him to make strategic contributions to our Board.

Christopher Haley

Mr. Haley, 45, has served as a director since January 12, 2012. Since 2009, Mr. Haley has held the position of Managing Principal of Palladian Realty Capital LLC, a real estate investment banking and advisory company which Mr. Haley founded in 2009. Prior to his position at Palladian Realty Capital LLC, Mr. Haley held various leadership positions at Wells Fargo and several of its various capital markets predecessor companies from 1993 through 2009, most recently serving as Managing Director at Wells Fargo Securities from 2003 through 2009. Such service also included his lead role in the firm’s equity research department focusing on real estate company analysis. Mr. Haley is a lead instructor for SNL Securities’ Financial Statement Analysis for Real Estate/REIT School, a Trustee and Governor of NAIOP’s Research Foundation, a national commercial real estate development association, and a former member of the NAREIT Financial Standards Task Force.

Mr. Haley’s experience in leadership and analytic positions and in the real estate industry enable him to make key contributions on operational, investment and other strategy matters important to our Board.

Michael Hegarty

Mr. Hegarty, 68, has served as a director since November 1, 2012. Mr. Hegarty held the position of Senior Vice Chairman and Chief Operating Officer of Equitable Life Assurance Society of the United States, a financial protection company and provider of life insurance and a wholly owned subsidiary of AXA Financial, from 1998 to 2001. He was also a member of the boards of AXA Financial, Equitable Life, Alliance Capital and Donaldson Lufkin & Jenrette. From 1995 to 1998, Mr. Hegarty served as Vice Chairman of Chase Manhattan Bank, following his positions as Vice Chairman of Chemical Banking Corporation from 1990 to 1995 and as Senior Executive Vice President of Manufacturers Hanover Trust from 1989 to 1990. Mr. Hegarty currently serves as a trustee of MFS Funds and as a director of Brookfield Office Properties, Capmark Financial Group and Strongwood Insurance LLC. Mr. Hegarty is Chairman of the Historic Hudson Valley and the Community Preservation Corporation, a Trustee of the John Simon Guggenheim Memorial Foundation and Iona College, and a Trustee and Vice Chairman of the Marine Corps Association.

Name and present position, if any, with the Company	Age, period served as a director, other business experience

Mr. Hegarty’s extensive financial expertise allows him to make key contributions to the Board on financial, accounting, corporate governance and strategic matters.

Brian Kingston

Mr. Kingston, 39, is standing for election to the Board at the 2013 annual meeting of stockholders. Mr. Kingston is a Senior Managing Partner of Brookfield Asset Management and, since December 2012, Chief Investment Officer of the Brookfield Property Group. He has over 15 years of real estate experience. Mr. Kingston has held various senior management positions within Brookfield and its affiliates, including Chief Executive Officer of Brookfield Australia from January 2011 to December 2012, Chief Executive Officer of Prime Infrastructure Holdings Ltd. from March 2010 to December 2010, and Chief Financial Officer of Brookfield Multiplex from January 2008 to March 2010. Prior to joining Brookfield in 2001, Mr. Kingston worked for Ernst & Young in Audit and Advisory Services. Mr. Kingston received a Bachelor of Commerce degree from Queen’s University.

Mr. Kingston’s extensive experience in the real estate industry along with his many leadership positions enable him to make key contributions on operational, investment and other strategy matters important to our Board.

David Kruth

Mr. Kruth, 49, has served as a director since January 12, 2012. Mr. Kruth was Vice President and Co-Portfolio Manager of the Global Real Estate Securities Funds at Goldman Sachs Asset Management, where he oversaw an investment team of eight professionals, from 2008 through March 2011. Prior to his tenure at Goldman Sachs, Mr. Kruth was a Portfolio Manager and Senior Analyst at both Citigroup Property Investors and Alliance Capital Management for eight years, where he was responsible for investing in REITs and other public real estate related companies in the United States and internationally. Mr. Kruth began his career in private equity at the Yarmouth Group (also known as Lend Lease) in 1988, where he worked on teams that made direct investments in North America, Europe and Asia. He founded the firm’s entity level investment platform, which was a prelude to the public REIT sector’s growth in the mid-1990s. Mr. Kruth is a Chartered Financial Analyst and has over 20 years of experience in global real estate investing in both the direct property market and through public securities.

Mr. Kruth’s extensive professional accounting and financial expertise, including with respect to the real estate industry, allow him to make key contributions to the Board on financial, accounting, corporate governance and strategic matters.

Michael Mullen

Mr. Mullen, 58, has served as a director since January 12, 2012. Mr. Mullen currently serves on the board of directors and as a Senior Advisor to IndCor Properties, a portfolio company of the Blackstone Group, for which he focuses on the ownership and management of industrial properties, a position he has held since January 2013. Mr. Mullen is the retired Chief Executive Officer of CenterPoint Properties Trust, a company for which he was one of the founding partners in 1993, and held that title from 2004 through September 2011. He also served on the board of directors of CenterPoint through November 2012. Mr. Mullen currently serves on the board of directors of CONE, a subsidiary of Moura Dubeaux Engineering, a construction and engineering firm based in Redfe, Brazil. From 2001 until 2005, Mr. Mullen served on the board of directors of Brauvin Capital, a private REIT that was the owner of a large portfolio of free

Name and present position, if any,with the Company	Age, period served as a director, other business experience

standing single tenant retail and restaurant facilities. Mr. Mullen has worked in the real estate industry in a variety of positions since 1976.

Mr. Mullen’s leadership roles, extensive real estate experience and board service allow him to make key contributions on development, investment and operational matters important to our Board.

CORPORATE GOVERNANCE

Board of Directors Independence and Controlled Company Exemption

Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website at www.rouseproperties.com, the Board of Directors is required to affirmatively determine whether our directors are independent under NYSE listing standards, the principal exchange on which our common stock is traded.

During its annual review of director independence, the Board of Directors considers all information it deems relevant, including, without limitation, any transactions and relationships between each director or any member of his immediate family and the Company or its subsidiaries or affiliates. The Board of Directors also considers the recommendations of the Nominating and Governance Committee, which conducts a separate independence assessment of all directors as part of its nomination process for the Board of Directors and its respective committees. The purpose of this review is to determine whether any such relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent. The Board of Directors has not adopted any “categorical standards” for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination, including, without limitation, applicable independence standards promulgated by the NYSE.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Haley, Hegarty, Kruth, Mullen and Shepsman are independent directors under the applicable rules of the NYSE.

Because Brookfield Asset Management Inc. and its affiliates (“Brookfield”) control a majority of our outstanding common stock, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under these rules, a “controlled company” may elect not to comply with certain NYSE corporate governance standards, including:

•                              the requirement that a majority of the board of directors consist of independent directors;

•                              the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•                              the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•                              the requirement for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

We utilize certain, but not all, of these exemptions. For example, we do not have a majority of independent directors and our Nominating and Governance Committee and Compensation Committee do not consist entirely of independent directors. However, such committees are subject to annual performance evaluations.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our Board of Directors has adopted charters for each of its standing committees. Copies of our committee charters are posted on our website at www.rouseproperties.com.

Audit Committee

The current members of the Audit Committee are Mr. Michael Hegarty (Chair), Mr. Christopher Haley and Mr. David Kruth. The Board of Directors has determined that Mr. Hegarty qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board of Directors is satisfied that all members of our audit committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the audit committee.

The Board of Directors has affirmatively determined that each of Messrs. Hegarty, Haley and Kruth meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC and NYSE rules.

The controlled company exemption does not modify the independence requirements for the Audit Committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE, which require that our audit committee be composed of at least three members, all of whom are required to be independent.

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibility relating to monitoring (a) the integrity of our financial statements, including our financial accounting principles and policies and our internal controls over financial reporting, (b) the qualifications, performance and independence of our independent registered public accounting firm, (c) the performance of our internal audit function and independent registered public accounting firm and (d) our compliance with legal and regulatory requirements.

In discharging its duties, the Audit Committee has the sole authority to appoint, retain and, if necessary, terminate the independent registered public accounting firm. In addition, the Audit Committee has the authority and responsibility to pre-approve all auditing services, internal control related services and permitted non-audit services to be performed by the independent registered public accounting firm, meet independently with the independent registered public accounting firm, review the integrity of our financial reporting process, review our financial statements and disclosures and certain SEC filings and financial press releases, select, monitor, evaluate and, if appropriate, replace the head of our internal audit function and oversee compliance with applicable law and the Company’s Code of Business Conduct and Ethics. The Audit Committee also reviews and approves all related person transactions pursuant to our related person transactions policy.

The Audit Committee met five times in 2012.

Compensation Committee

The members of the Compensation Committee are Mr. Richard Clark (Chair), Mr. David Kruth and Mr. Michael Mullen.

Because we are a “controlled company” within the meaning of the NYSE corporate governance standards, we are not required to have the Compensation Committee consist of all independent directors. The Board of Directors has affirmatively determined that each of Messrs. Kruth and Mullen meet the definition of “independent director” under applicable SEC and NYSE rules.

The Compensation Committee plays an integral role in our processes and procedures for the consideration and determination of executive compensation. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and reviews, determines and makes a recommendation to the independent directors regarding the Chief Executive Officer’s compensation level based on this evaluation.  The

Compensation Committee annually evaluates the performance of the other executive officers against corporate goals and objectives and reviews, determines and makes a recommendation to the Board of Directors regarding these other officers’ compensation.  The Compensation Committee has the authority to review and recommend to the Board of Directors incentive compensation plans, equity-based compensation plans, non-equity-based compensation and retirement plans and amendments thereto in which employees, which may include the executive officers, are eligible to participate.

The Compensation Committee’s recommendations are developed with input from our Chief Executive Officer and, where appropriate, other senior executives. The Compensation Committee reviews management recommendations, along with other sources of data, when formulating its independent recommendations to the Board of Directors. A discussion and analysis of the compensation decisions regarding the executive officers named in the Summary Compensation Table appears in this proxy statement under the heading “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. The Compensation Committee has sole authority to replace compensation consultants retained from time to time and to hire additional compensation consultants at any time.

The Compensation Committee is permitted to delegate its responsibilities to a subcommittee comprised of one or more of its members. The Compensation Committee has created an Equity Incentive Plan Subcommittee (the “Subcommittee”) comprised of Messrs. Mullen and Kruth that is responsible for, among other things, administering our 2012 Equity Incentive Plan and our Management Incentive Plan.

The Compensation Committee met two times in 2012 and its Subcommittee met one time in 2012.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Mr. Michael Mullen (Chair), Mr. Christopher Haley and Mr. Jeffrey Blidner.

Because we are a “controlled company” within the meaning of the NYSE corporate governance standards, we are not required to have the Nominating and Governance Committee consist of all independent directors. The Board of Directors has affirmatively determined that each of Messrs. Haley and Mullen meet the definition of “independent director” under applicable SEC and NYSE rules.

The Nominating and Governance Committee assists the Board of Directors in (a) developing and implementing policies, procedures and criteria for the selection of qualified director candidates, (b) identifying, screening and reviewing individuals qualified to become directors, and recommending to the Board of Directors nominees for the next annual meeting of stockholders or to fill Board of Directors vacancies, (c) assessing, developing and recommending to the Board of Directors, and overseeing the implementation of, corporate governance programs, (d) organizing and undertaking the Board of Directors’ annual review of Board of Directors, committee and director performance and overall corporate governance and (e) reviewing and recommending to the Board of Directors the composition and leadership of board committees. The Nominating and Governance Committee also annually reviews and reassesses the appropriateness of the then-current Board of Directors leadership structure, the qualification of each director as “independent” under the applicable listing standards of the NYSE and the form and amount of director compensation.  Additionally, the Nominating and Governance Committee assesses the appropriateness of the continued service as a director of a nominee as to whom a majority of the votes that are entitled to vote in the election of such candidate are voted against his or her election or who submits his or her offer to resign upon a substantial change in the director’s principal occupation or business association from the position he or she held when originally invited to join the Board of Directors, and recommends to the Board of Directors any action to be taken with respect thereto.

The Nominating and Governance Committee met two times in 2012.

Criteria for Director Nominees

In selecting director candidates, the Nominating and Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board. In this respect, the Nominating and Governance Committee considers each candidate’s independence status, integrity, objectivity, judgment, leadership, age, skills, experience and ability to devote adequate time to Board duties. Annually, the Nominating and Governance Committee reviews with the Board the requisite skills and characteristics of directors and director candidates, as well as the composition of the Board as a whole. The Nominating and Governance Committee additionally reviews its own effectiveness in balancing the above considerations on an annual basis.

Other than the foregoing, there are no minimum criteria for director nominees, and the Nominating and Governance Committee may consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Governance Committee does not have a formal diversity policy but considers diversity of experience as a component of evaluating the composition of the Board in connection with the annual nomination process.

Process for Identifying and Evaluating Director Nominees

The Nominating and Governance Committee is responsible for, among other things, screening potential candidates and recommending qualified candidates to the Board of Directors for nomination. The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee decides not to nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee based on the criteria listed above. Executive search firms may be retained to identify individuals that meet the criteria of the Nominating and Governance Committee.

The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating and Governance Committee as nominees for election to the Board can do so by writing to the Company’s Secretary at Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036. Recommendations must include the information relating to such candidate that would be required to be disclosed in a proxy statement in accordance with Regulation 14A, as well as other information required for nomination of directors by stockholders as provided in our Amended and Restated Bylaws. The Nominating and Governance Committee will consider such candidates in the same manner in which it evaluates nominees identified by the Nominating and Governance Committee.

Majority Voting for Directors

Under our Amended and Restated Bylaws, the affirmative vote of a majority of the votes cast by the shares represented at the meeting and entitled to vote thereon is required (i.e., the number of votes cast “for” the election of the nominee must exceed 50% of the total number of votes cast “for” and “against” the election of that nominee) to elect each nominee named herein as a director. In the event that an incumbent director is not reelected, that director must promptly tender his or her resignation to the Board of Directors. The Board of Directors will act to accept or reject the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation,  and will publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results.

Board of Directors Leadership Structure

Mr. Richard Clark, a non-executive director, serves as the Chairman of the Board of Directors. The Board has determined that having a non-executive Chairman is in the best interest of stockholders at this time. The Board believes that this leadership structure is appropriate because it strikes an effective balance between management and director participation in the Board process.  The non-executive Chairman role helps to allow the Chief Executive Officer to focus on his management responsibilities in continuing to lead the Company through a time of transition following our spin-off from GGP. At the same time, the non-executive Chairman can focus on the overall strategy of the business and leadership of the Board.

The Board does not believe that a single leadership structure is right for all companies at all times, however, so the Board will periodically review its leadership structure to determine, based on the circumstances at the time, whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Board of Directors Role in Risk Oversight

Our Board of Directors and management continually monitor the material risks facing our Company, including financial risk, strategic risk, operational risk and legal and compliance risk. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which the risk falls within the committee’s area of focus or expertise. Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures. Also, our Audit Committee assists the Board in fulfilling the Board’s oversight responsibility relating to the evaluation of financial and enterprise risks. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board.

Compensation Risks

The Compensation Committee has reviewed our compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the Company.

Attendance at Meetings

It is our policy that each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which he is a member.

In 2012, the Board held seven meetings (including regularly scheduled and special meetings). All incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he has been a director); and (ii) the total number of meetings held by all committees on which he served (during the periods that he served).

Communications with the Board of Directors

Interested parties, including stockholders, who would like to communicate with the Board or its committees may do so by writing to them c/o Corporate Secretary, Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036. Correspondence may be addressed to the independent directors as a group, the Board or to one or more individual members of the Board, at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of such communications that would be considered improper for submission include, without limitation, solicitations, customer complaints, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, that applies to all of our directors, officers and employees. A copy of the Code of Business Conduct and Ethics is posted on our website at www.rouseproperties.com. Any amendments to, or waivers under, our Code of Business Conduct and Ethics that are required to be disclosed by the rules promulgated by the SEC or NYSE will be disclosed on the Company’s website at www.rouseproperties.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines. These guidelines outline the role of our Board of Directors, the composition and operating principles of our Board of Directors and its committees and our Board of Directors’ working process. A copy of our Corporate Governance Guidelines is posted on our website at www.rouseproperties.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis other than a Form 4 reporting a single transaction that was inadvertently filed one day late on May 21, 2012 on behalf of Mr. Mullen.

Compensation Committee Interlocks and Insider Participation

Those directors who were members of our Compensation Committee for some period during 2012 included Messrs. Arthur, Clark, Kruth and Mullen. No member of the Compensation Committee was, during 2012 or previously, an officer or employee of Rouse Properties, Inc. or its subsidiaries. In addition, during 2012, there were no compensation committee interlocks required to be disclosed.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table shows information regarding the beneficial ownership of our common stock by:

•                              each person or group who is known by us to own beneficially more than 5% of our common stock;

•                              each member of our Board of Directors, each director nominee and each of our named executive officers; and

•                              all members of our Board of Directors and our executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 1, 2013 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as noted by footnote, all stockholdings are as of March 1, 2013 and the percentage of beneficial ownership is based on 49,631,157 shares of common stock outstanding as of March 1, 2013.

Unless otherwise indicated, the address for each holder listed below is c/o Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036.

Name and address of beneficial owner	Number of Shares	Percent of Total
Brookfield Asset Management Inc.(1)	26,580,603	53.98%
Horizon Kinetics LLC(2)	8,125,228	16.50%
BlackRock, Inc.(3)	2,843,448	5.77%
David Arthur	0	0
Jeffrey Blidner	0	0
Richard Clark	0	0
Rael Diamond	39	*
Christopher Haley	5,844	*
Brian Harper	49,571	*
Michael Hegarty	2,276	*
Brian Kingston	0	0
David Kruth	4,824	*
Michael Mullen	14,824	*
Benjamin Schall	214,363	*
Steven Shepsman	3,177	*
Andrew Silberfein	310,428	*
John Wain	24,454	*
All directors and executive officers as a group (14 persons)(4)	629,740	1.27%

*                 Less than 1.0%

(1)     Based on (i) information as of December 31, 2012 set forth in a report on Schedule 13D/A filed with the SEC by Brookfield Asset Management Inc. on January 3, 2013, (ii) information as of March 26, 2012 set forth in a report on Schedule 13D/A filed with the SEC by Future Fund Board of Guardians on March 28, 2012 and (iii) information as of March 28, 2012 set forth in a report on Schedule 13D/A filed with the SEC by China Investment Corporation on March 28, 2012. The following Brookfield entities may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of common stock held by all members of the “group”: Brookfield Retail Holdings LLC, Brookfield Retail Holdings II LLC, Brookfield Retail Holdings III LLC, Brookfield Retail Holdings IV-A LLC, Brookfield Retail Holdings IV-D LLC, Brookfield Retail Holdings V LP, Brookfield Retail Holdings VI LLC, Brookfield Retail Holdings IV-B LLC, Brookfield Retail Holdings IV-C LLC, Brookfield Asset Management Inc., Brookfield Asset Management Private Institutional Capital Adviser (Canada) LP, Brookfield Private Funds Holdings Inc., Brookfield Retail Split LP, Brookfield Holdings Canada, Inc., Partners Limited, Brookfield US Holdings Inc., Brookfield US Corporation, Brookfield REP GP Inc., Brookfield Retail Split II LLC and Brookfield Retail Holdings R 2 Inc. Accordingly, each of the above Brookfield entities may be deemed to beneficially own 26,580,603 shares of common stock constituting beneficial ownership of 53.98% of the shares of the Company’s common stock. The following Brookfield entities directly own more than 5% of the outstanding shares of the Company’s common stock in the following amounts: (i) Brookfield Retail Holdings, LLC directly owns 2,946,661 shares of common stock, representing approximately 5.98% of the shares of the Company’s common stock, (ii) Brookfield Retail Holdings R 2 Inc. directly owns 14,995,702 shares of common stock, representing approximately 30.45% of the shares of the Company’s common stock and (iii) Brookfield Retail Holdings V LP directly owns 3,165,707 shares of common stock, representing approximately 6.43% of the shares of the Company’s common stock. The following persons may be deemed to beneficially own more than 5% of the outstanding shares of the Company’s common stock in the following amounts: (i) Future Fund Board of Guardians may be deemed to share voting and investment power over 11,585,741 shares of common stock of the Company (which includes 11,584,901 of the shares of common stock held by Brookfield entities, and an additional 840 shares of common stock held by Future Fund Board of Guardians), representing approximately 23.53% of the Company’s common stock; and (ii) Stable Investment Corporation and Best Investment Corporation, both subsidiaries of China Investment Corporation, may be deemed to share voting and investment power over 11,584,901 of the shares of common stock held by Brookfield entities, representing approximately 23.52% of the Company’s common stock. China Investment Corporation may be deemed to beneficially own a total of 11,589,818 shares of common stock (which includes 11,584,901 of the shares of common stock held by Brookfield entities and an additional 4,917 shares of common stock held by another wholly owned subsidiary of China Investment Corporation), representing approximately 23.53% of the shares of the Company’s common stock. By virtue of the various agreements and arrangements among the Brookfield entities, Future Fund Board of Guardians and/or Stable Investment Corporation and Best Investment Corporation may be deemed to be members of a “group” with certain Brookfield entities. Each of Brookfield Retail Holdings LLC, Brookfield Retail Holdings II LLC, Brookfield Retail Holdings III LLC, Brookfield Retail Holdings IV-A LLC, Brookfield Retail Holdings IV-D LLC and Brookfield Retail Holdings V LP (collectively, the “Investment Vehicles”) expressly disclaims, to the extent permitted by applicable law, (a) beneficial ownership of any shares of common stock held by each of the other Investment Vehicles and (b) beneficial ownership of any shares of common stock held by Brookfield Retail Holdings VI LLC or Brookfield Retail Holdings R 2 Inc.  Brookfield Retail Holdings VI LLC and Brookfield Retail Holdings R 2 Inc. expressly disclaim, to the extent permitted by applicable law, beneficial ownership of any shares of common stock held by the Investment Vehicles. The address of each such Brookfield-managed entity is c/o Brookfield Retail Holdings LLC, Level 22, 135 King Street, Sydney NSW 2000, Australia.

(2)         Based on information as of December 31, 2012 set forth in a report on Schedule 13G filed with the SEC by Horizon Kinetics LLC (“Horizon Kinetics”), Kinetics Asset Management LLC (“Kinetics Asset Management”) and Horizon Asset Management LLC (“Horizon Asset Management”) on January 25, 2013. Horizon Kinetics has sole voting and dispositive power over 8,125,228 shares, (ii) Kinetics Asset Management has sole voting and dispositive power over 3,171,758 shares and (iii) Horizon Asset Management has sole voting and dispositive power over 4,792,969.429 shares. The address of each of Horizon Kinetics, Kinetics Asset Management and Horizon Asset Management is 470 Park Avenue South, 4th Floor South, New York, New York 10016.

(3)         Based on information as of December 31, 2012 set forth in a report on Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 30, 2013. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(4)         Includes shares of restricted stock for which the holder has the right to vote. Does not include ownership by Michael McNaughton as he is no longer employed by the Company and the Company does not have access to information regarding his ownership. The number of shares reported includes shares covered by options that are exercisable within 60 days of March 1, 2013 as follows: Mr. Harper, 42,250; Mr. Schall, 64,540; and Mr. Silberfein, 135,880.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion explains the type and amount of compensation provided to our executive officers named in the 2012 Summary Compensation Table below (the “named executive officers”), as well as the principles and processes that our Compensation Committee has established with respect to executive compensation.

Compensation Philosophy and Objectives

Our executive compensation policy, as established by our Compensation Committee, seeks to align the interests of the Company’s executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long term. The executive compensation program designed by our Compensation Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

In establishing compensation, the Compensation Committee intends to provide employees, including our executive officers, with a competitive total compensation package. The Compensation Committee intends to set compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for the Company.

As 2012 was a year of transition, the main goal of our executive compensation program was to attract key talent. Cash bonuses and long-term equity incentives were paid at the discretion of the Compensation Committee based on our Chief Executive Officer’s recommendations. The Compensation Committee also consulted an executive report prepared by FPL Associates as a reference point regarding 2012 executive compensation.

It is anticipated that, for 2013 and beyond, the main goal of our executive compensation program will be to motivate and retain key executives who possess the high quality and skills and talent necessary to lead and, where appropriate, transform our business. The Company expects to periodically consult market data, such as the Ferguson Partners NAREIT Compensation Survey, and/or engage a compensation consultant to provide a reference point for executive compensation.  Such market data will be used to set a broad contextual backdrop for the Compensation Committee’s deliberations, and not as a directive to set pay at certain levels. Of equal or greater importance when setting pay levels will be the Chief Executive Officer’s and Compensation Committee’s evaluation of the performance, talent and skill sets of our executive officers, the performance of the Company and broader economic considerations.

Role of the Compensation Committee

Our Compensation Committee discharges the responsibility of the Board of Directors relating to the compensation of the named executive officers. During 2012, the members of the Compensation Committee were

Messrs. Arthur (former Chair), Clark (current Chair), Kruth and Mullen. In addition, the Compensation Committee is permitted to delegate its responsibilities to a subcommittee comprised of one or more of its members. The Compensation Committee has created an Equity Incentive Plan Subcommittee (the “Subcommittee”) comprised of Messrs. Mullen and Kruth that is responsible for, among other things, administering our 2012 Equity Incentive Plan and our Management Incentive Plan.

During its review of the compensation of the named executive officers, the Compensation Committee considers the balance between short-term cash compensation and long-term incentives, evaluates the performance of the named executive officers in light of established goals and objectives, considers our prior performance and our relative stockholder return and sets the compensation levels of the named executive officers based on that evaluation. In addition, the Chief Executive Officer provides the Compensation Committee with additional analyses and recommendations which reflects such factors as level of experience, time at position and applicable skill set as to the compensation of the named executive officers. For 2013 and beyond, the Compensation Committee may periodically use survey data in addition to considering the factors described above to determine appropriate compensation levels for the named executive officers.

As 2012 was a year of transition, the Compensation Committee, upon the recommendation of the Chief Executive Officer, set compensation levels to attract key talent. It is anticipated that, for 2013 and beyond, the Compensation Committee and Subcommittee will, based upon the recommendation of the Chief Executive Officer, set all three components of named executive officer compensation (base salary, short-term incentives and long-term incentives) to attract, retain and motivate key talent.

Role of our Executive Officers in Executive Compensation

Our Chief Executive Officer provides the Compensation Committee with analyses and recommendations which reflect such factors as level of experience, time at position and applicable skill set as to the compensation of the named executive officers. Annually, our Chief Executive Officer makes recommendations to the Compensation Committee and Subcommittee with respect to all three components of named executive officer compensation (base salary, short-term incentives and long-term incentives).

Components of Compensation

Base salary

The named executive officers’ base salary is intended to provide a competitive and stable annual salary for each employee at a level consistent with individual contributions and at industry standards. As 2012 was a year of transition, the annual base salary for each named executive officer was initially determined at the time of hire based on a number of customary factors, including prior experience and salary received from previous employer. For 2013 and beyond, on an annual basis, it is expected that the Chief Executive Officer will present to the Compensation Committee a recommendation regarding base salary levels for the Company’s executive officers.

Prior to our spin-off from GGP, the Compensation Committee approved a 2012 base salary for Mr. Silberfein of $750,000. The Compensation Committee approved base salaries of $500,000, $400,000 and $325,000 for Messrs. Schall, Wain and Harper, respectively, at either the time of inception or the time of hire.

The Company did not pay any base salary to Mr. Diamond, our former Chief Financial Officer, who was engaged pursuant to a services agreement with Brookfield. Pursuant to such agreement, Brookfield paid all of Mr. Diamond’s compensation, including his base salary, directly to Mr. Diamond. The Company reimbursed Brookfield for payments made to Mr. Diamond and to one other non-executive officer employee pursuant to the services agreement. See “Related Person Transactions—Services Agreement with Brookfield” below.

Annual bonus (short-term incentive)

Our short-term incentive compensation is intended to link each named executive officer’s compensation to individual and Company performance. Each of the named executive officers is eligible to receive annual cash bonuses as determined by the Compensation Committee.  For 2013 and beyond, the annual bonuses will be provided under the Company’s Management Incentive Plan  (the “Management Incentive Plan”). The Management Incentive Plan is a cash-based incentive plan designed to motivate and reward the named executive officers for annual business achievements and for making decisions and taking actions consistent with the Company’s focus.

As 2012 was a year of transition, the named executive officers were not provided with specific individual or Company performance targets for the annual bonus. For Messrs. Silberfein, Wain and Schall, the 2012 bonuses were guaranteed amounts set at the commencement of each executive’s employment. Mr. Harper did not have a guaranteed bonus for 2012.

For 2012, Mr. Silberfein’s target award opportunity was 100% of base salary, each of Mr. Wain’s and Mr. Schall’s target award opportunity was 75% of base salary and Mr. Harper’s target award opportunity was 50% of base salary. In connection with the commencement of their employment, each of Messrs. Silberfein, Wain and Schall were guaranteed their target award with respect to fiscal year 2012 under their respective employment agreements or offer letters. The Compensation Committee decided to approve the guarantee of these bonuses because each of these individuals was leaving behind certain compensation at his previous employer. Mr. Harper was not guaranteed any bonus for 2012. The Compensation Committee awarded Mr. Harper 100% of his base salary, or two times his target award opportunity, as a bonus for 2012. The Compensation Committee determined Mr. Harper’s bonus amount based on the bonus he received as an employee of GGP in 2011, combined with the strong overall performance of the Company throughout its first year following the spin-off. In particular, the Compensation Committee considered the Company’s increased leasing levels achieved in determining the amount of Mr. Harper’s 2012 cash bonus.

For 2013 and beyond, on an annual basis, the Chief Executive Officer will present to the Subcommittee for approval the total amount of target bonuses for our executive officers. It is anticipated that our executive officers’ individual bonuses will be based upon a combination of Company performance and individual performance.

Equity-based compensation (long-term incentive)

Our long-term incentive compensation is intended to encourage actions to maximize long-term stockholder value. In connection with our spin-off from GGP, the Company adopted the 2012 Equity Incentive Plan (the “Equity Plan”). The Equity Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. The purpose of the Equity Plan is to attract, retain and motivate officers, employees, non-employee directors and consultants providing services to the Company and its subsidiaries and affiliates and to promote the success of the Company’s business by providing participants with appropriate incentives.

For 2012, Messrs. Silberfein, Wain, Schall and Harper received equity compensation awards in the form of time vested options and time vested restricted stock. These grants were intended to retain and motivate our named executive officers, as well as align a portion of their compensation with our performance. The restricted stock grants were also intended to replace unvested equity or cash awards outstanding with each of the named executive officer’s previous employers.

Subject to the executive’s continued service, each of the option awards vest evenly over five years, commencing with the first anniversary of the date of grant (or, for Mr. Silberfein, the first anniversary of his commencement of employment). Subject to the executive’s continued service, each of the restricted stock awards (other than Mr. Silberfein’s restricted stock award) vest evenly over four years, commencing with the first anniversary of the date of grant. Mr. Silberfein’s restricted stock award vests evenly over three years, commencing with the first anniversary of his commencement of employment. For each of Messrs. Silberfein, Schall and Harper, the Compensation Committee accelerated the vesting of the first scheduled vest of restricted stock (one-third of Mr. Silberfein’s total award and one-fourth of each of Messrs. Schall’s and Harper’s total awards) from January 2, 2013 (for Mr. Silberfein) or March 12, 2013 (for Messrs. Schall and Harper) to December 19, 2012 due to the tax implications of the vesting of such restricted stock after December 31, 2012. The remaining vesting schedule for each executive remains unchanged.

In February 2013, the Compensation Committee granted Messrs. Silberfein and Schall additional restricted stock in recognition of the Company’s strong overall performance throughout 2012. In particular, the Compensation Committee considered the Company’s increased leasing levels achieved and improved balance sheet in determining the amount of these restricted stock awards. Subject to the executive’s continued service, each of these restricted stock awards vests evenly over three years, commencing with the first anniversary of the date of grant.

For 2013 and beyond, it is expected that the Chief Executive Officer will make annual recommendations for stock options to be granted to the named executive officers for Subcommittee approval.

Post-Termination Compensation

Pursuant to their employment agreements and our Equity Plan, certain of the named executive officers are entitled to receive certain payments and/or accelerated vesting of stock awards in connection with a termination without cause, resignation for good reason and/or a termination by death or disability, or, in certain circumstances, upon a Change in Control of the Company. Such post-termination compensation is a competitive element of executive recruitment and compensation, and also serves as a temporary source of income following an officer’s involuntary termination. The amounts payable to the named executive officers upon a termination or Change in Control are described in the “Potential Payments Upon Termination or Change in Control” section below.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis” section with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis” section be included in this proxy statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Richard Clark, Chair
David Kruth
Michael Mullen

2012 EXECUTIVE COMPENSATION

2012 Summary Compensation Table

Prior to the spin-off of the Company from GGP, the Company did not conduct any business and did not have any significant assets or liabilities. No compensation was paid by Rouse Properties to any employees, including executive employees, before January 1, 2012.  The following table shows compensation information for 2012 for our named executive officers. Rael Diamond served as our Chief Financial Officer until October 3, 2012 pursuant to a Services Agreement with Brookfield. During such time, Mr. Diamond was employed by, and received compensation from, Brookfield and was not directly compensated by us. See “Related Person Transactions—Services Agreement with Brookfield” below. Because the Company did not pay any compensation to Mr. Diamond for his service as Chief Financial Officer during 2012, he has been excluded from the following tables.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Andrew Silberfein(3)	2012	750,000	1,950,000	1,900,000	2,167,286	—	12,500	6,779,786
President and Chief Executive Officer

John Wain(4)	2012	97,000	300,000	303,000	677,731	—	—	1,377,731
Chief Financial Officer

Benjamin Schall(5)	2012	407,000	375,000	2,150,000	1,029,413	—	—	3,961,413
Chief Operating Officer

Brian Harper(6)	2012	325,000	325,000	113,853	673,891	—	12,500	1,450,244
Executive Vice President, Leasing

Michael McNaughton(7)	2012	83,607	—	—	—	—	1,525,000	1,608,607
Former Chief Operating Officer

(1)         The amounts reported for 2012 represent the aggregate grant date fair value for awards of restricted stock and stock options granted to the named executive officers and are computed in accordance with FASB ASC Topic 718. See Note 9 to the Consolidated and Combined Financial Statements included in our Annual Report on form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating these amounts. All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company’s stock price performance and the period of service of the executive. For Mr. Silberfein, the restricted stock vests in three equal annual installments on each of the first three anniversaries of January 2, 2012 and the stock options vest in five equal annual installments on each of the first five anniversaries of January 2, 2012. For Messrs. Wain, Schall and Harper, the restricted stock vests evenly over four years beginning on the first anniversary of award and the stock options vest evenly over five years beginning on the first anniversary of award.

(2)         All other compensation represents the following: $12,500 in 401(k) match for each of Messrs. Silberfein and Harper; and $1,525,000 paid to Mr. McNaughton in connection with his separation from the Company.

(3)         Mr. Silberfein commenced employment with the Company on January 2, 2012.

(4)         Mr. Wain commenced employment with the Company on October 3, 2012.

(5)         Mr. Schall commenced employment with the Company on March 15, 2012.

(6)         Mr. Harper commenced employment with the Company on January 1, 2012.

(7)         Mr. McNaughton separated from the Company on February 21, 2012.

Grants of Plan-Based Awards in 2012(1)

The following table indicates equity awards granted in 2012 under our 2012 Equity Incentive Plan.

Name	Grant Date	All other stock awards: number of shares of stock or units (#)		All other option awards: number of securities underlying options (#)		Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)(2)
Andrew Silberfein	3/12/12 3/12/12	129,077	(3)	679,400	(4)	14.72	— 1,900,000 2,167,286
John Wain	10/3/12 10/3/12	20,954	(5)	276,625	(6)	14.46	— 303,000 677,731
Benjamin Schall	3/12/12 3/12/12	146,060	(5)	322,700	(6)	14.72	— 2,150,000 1,029,413
Brian Harper	3/12/12 3/12/12	7,735	(5)	211,251	(6)	14.72	— 113,853 673,891
Michael McNaughton	—	—		—		—	—

(1)         The annual cash bonuses were guaranteed for each of Messrs. Silberfein, Wain and Schall in connection with each individual’s commencement of employment, and Mr. Harper’s annual cash bonus was entirely discretionary. As a result, those amounts are reported in the “Bonus” column of the preceding Summary Compensation Table and are excluded from this table.

(2)         Grant date fair value with respect to the restricted stock units is determined in accordance with FASB ASC Topic 718. Grant date fair value with respect to the options is determined using the Black-Scholes-Merton option pricing model in accordance with FASB ASC Topic 718. See Note 9 to the Consolidated and Combined Financial Statements included in our Annual Report on form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating these amounts. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)         Restricted stock vests in equal annual installments beginning on January 2, 2013 and each of the first two anniversaries thereafter, subject to continued service. The January 2, 2013 vesting was accelerated to December 19, 2012.

(4)         Options vest in equal annual installments beginning on January 2, 2013 and each of the first four anniversaries thereof, subject to continued service.

(5)         Restricted stock vests in equal annual installments on each of the first four anniversaries of the date of grant, subject to continued service. The 2013 vesting scheduled for Messrs. Schall and Harper was accelerated to December 19, 2012.

(6)         Options vest in equal annual installments on each of the first five anniversaries of the date of grant, subject to continued service.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Silberfein Employment Agreement

We have entered into an employment agreement with Mr. Silberfein (the “Silberfein Agreement”), our President and Chief Executive Officer since January 2, 2012. Pursuant to the Silberfein Agreement, Mr. Silberfein will receive annual base compensation of $750,000, and received a signing bonus of $1,200,000 in cash. Mr. Silberfein will have a target annual cash bonus equal to 100% of his base salary, with a guaranteed bonus of $750,000 for 2012.

Pursuant to the Silberfein Agreement, Mr. Silberfein received a one-time initial award of $1,900,000 payable in restricted shares of our common stock (the “signing restricted stock”). Such restricted shares will vest in three equal annual installments on each of the first three anniversaries of January 2, 2012, the commencement date of Mr. Silberfein’s employment. Mr. Silberfein also received a one-time award of options (the “signing options”) to acquire 679,400 shares of our common stock (which was equal to the number obtained by dividing $10,000,000 by the closing price per share of our common stock on the date before the date of grant.) The signing options will vest in five equal annual installments on each of the first five anniversaries of January 2, 2012. In addition, Mr. Silberfein will be entitled to receive annual stock option awards, beginning in 2013, subject to the satisfaction of performance measures and other criteria. The target number of options will be determined by dividing (i) three times Mr. Silberfein’s base salary by (ii) the closing price per share of our common stock on the date of the grant. Such annual stock option awards will vest in five annual installments on each of the first five anniversaries of the applicable award date.

The amounts payable to Mr. Silberfein upon a termination or Change in Control are described in “Potential Payments Upon Termination or Change in Control” below.

Schall Offer Letter

We have entered into an offer letter with Mr. Schall (the “Schall Offer Letter”), our Chief Operating Officer since March 15, 2012. Pursuant to the Schall Offer Letter, Mr. Schall will receive annual base compensation of $500,000 and have a target annual cash bonus equal to 75% of his base salary, with a guaranteed bonus of $375,000 for 2012.

Mr. Schall received a one-time award of $2,150,000 payable in restricted shares of our common stock (the “signing restricted stock”). Such restricted shares will vest in four equal annual installments on each of the first four anniversaries of March 12, 2012. Mr. Schall also received a one-time award of options in 2012 to acquire 322,700 shares of our common stock (which was equal to the number obtained by dividing $4,750,000 by the closing price per share of our common stock on the date before the date of grant.) These options will vest in five equal annual installments on each of the first five anniversaries of March 12, 2012. In addition, Mr. Schall will be entitled to receive annual stock option awards, beginning in 2013, subject to the satisfaction of performance measures and other criteria. The target number of options will be determined by dividing (i) two times Mr. Schall’s base salary by (ii) the closing price per share of our common stock on the date of the grant. Such annual stock option awards will vest in five annual installments on each of the first five anniversaries of the applicable award date.

The amounts payable to Mr. Schall upon a termination or Change in Control are described in “Potential Payments Upon Termination or Change in Control” below.

Wain Offer Letter

We have entered into an offer letter with Mr. Wain (the “Wain Offer Letter”), our Chief Financial Officer since October 3, 2012. Pursuant to the Wain Offer Letter, Mr. Wain will receive annual base compensation of $400,000 and have a target annual cash bonus equal to 75% of his base salary, with a guaranteed bonus of $300,000 for 2012.

Mr. Wain received a one-time award of $303,000 payable in restricted shares of our common stock (the “signing restricted stock”). Such restricted shares will vest in four equal annual installments on each of the first four anniversaries of October 3, 2012. Mr. Wain also received a one-time award of options in 2012 to acquire 276,625 shares of our common stock (which was equal to the number obtained by dividing $4,000,000 by the closing price per share of our common stock on the date before the date of grant.) These options will vest in five equal annual installments on each of the first five anniversaries of October 3, 2012. In addition, Mr. Wain will be entitled to receive annual stock option awards, beginning in 2013, subject to the satisfaction of performance measures and other criteria. The target number of options will be determined by dividing (i) two times Mr. Wain’s base salary by (ii) the closing price per share of our common stock on the date of the grant. Such annual stock option awards will vest in five annual installments on each of the first five anniversaries of the applicable award date.

The amounts payable to Mr. Wain upon a termination or Change in Control are described in “Potential Payments Upon Termination or Change in Control” below.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2012:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Andrew Silberfein	—	679,400	(1)	$14.72	3/12/2022	86,052	(2)	1,456,000
John Wain	—	276,625	(3)	$14.46	10/3/2022	20,954	(4)	354,542
Benjamin Schall	—	322,700	(5)	$14.72	3/12/2022	109,545	(6)	1,853,501
Brian Harper	—	211,251	(5)	$14.72	3/12/2022	5,801	(6)	98,153
Michael McNaughton	—	—		—	—	—		—

(1)         These options were granted on March 12, 2012, and vest in 20% increments beginning on January 2, 2013 and each of the first four anniversaries thereof.

(2)         Represents the unvested portion of an award of restricted stock that vests one-half on January 2, 2014 and one-half on January 2, 2015.  The vesting of 43,026 shares of such award of restricted stock was accelerated from January 2, 2013 to December 19, 2012.

(3)         These options were granted on October 3, 2012, and vest in equal annual installments on each of the first five anniversaries of the date of grant.

(4)         Represents an award of restricted stock granted October 3, 2012 that vests in equal annual installments on each of the first four anniversaries of the date of grant.

(5)         These options were granted on March 12, 2012, and vest in equal annual installments on each of the first five anniversaries of the date of grant.

(6)     Represents the unvested portion of an award of restricted stock that vests one-third on each of March 12, 2014, 2015 and 2016.  For Mr. Schall, the vesting of 36,515 shares of such award of restricted stock was accelerated from March 12, 2013 to December 19, 2012.  For Mr. Harper, the vesting of 1,934 shares of such award of restricted stock was accelerated from March 12, 2013 to December 19, 2012.

Option Exercises and Stock Vested in 2012

There were no option exercises by our named executive officers during 2012. The following table sets forth information regarding the vesting of stock awards during 2012 for our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Andrew Silberfein	43,025	$693,993
John Wain	—	$—
Benjamin Schall	36,515	$588,987
Brian Harper	1,934	$31,195
Michael McNaughton	—	$—

(1)         Represents the vesting of restricted stock under the 2012 Equity Incentive Plan.

(2)         Value realized on vesting of restricted stock is the fair market value on the date of vesting. Fair market value is based on the closing price as reported by the NYSE.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Offer Letters

Mr. Silberfein is subject to an employment agreement with the Company. Messrs. Wain and Schall are each subject to an offer letter with the Company. Mr. Harper is not subject to an employment agreement or an offer letter with the Company. Mr. Silberfein’s term of employment will end on December 31, 2016, unless terminated at an earlier time. The offer letters for Messrs. Wain and Schall specify that their employment is at-will and do not designate any term of employment. Mr. Harper is not subject to an employment agreement or offer letter with the Company.

In the event that Mr. Silberfein’s employment is terminated by us without Cause or by Mr. Silberfein for Good Reason, we are obligated to provide severance benefits. “Cause” is defined as Mr. Silberfein’s: (a) willful and continued failure or refusal to perform his duties; (b) gross misconduct in connection with his employment; (c) act of dishonesty or breach of trust in connection with his employment; (d) conviction of, or plea of guilty or no contest to, any indictable criminal offense or any other criminal offense involving fraud, dishonesty or misappropriation; (e) conduct which is likely to injure the reputation or business of the Company or its affiliates, including, without limitation, any breach of the Company’s code of conduct or the willful violation of any policies of the Company or its affiliates; (f) breach of any confidentiality, non-solicitation or non-competition obligations of the Company or its affiliates; (g) material breach of any of the provisions of the employment agreement which (if curable) is not cured within 15 days of written notice; or (h) breach of his representation that his employment does not violate the terms of any employment or other agreement to which he is bound. “Good Reason” is defined as (x) any material reduction in Mr. Silberfein’s base salary or eligibility for his target cash bonus; (y) the relocation of Mr. Silberfein’s principal place of employment outside of the borough of Manhattan, New York; or (z) any material or adverse change in Mr. Silberfein’s position, title, authority, job duties or responsibilities, in each case that has not been cured within 60 days after written notice has been given.

In the event that Mr. Silberfein’s employment is terminated by us without Cause or he resigns for Good Reason, Mr. Silberfein will be entitled to receive the following: (i) cash severance equal to two times the sum of his base salary and target annual cash bonus, payable in bi-weekly installments over the two-year period following the date of termination; (ii) any earned but unpaid annual cash bonus related to a fiscal year prior to the year of termination; (iii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs; (iv) immediate vesting of any unvested portion of the restricted stock granted in connection with the commencement of employment (“signing restricted stock”); and (v) up to 18 months of COBRA continuation coverage at the active employee rate.

In the event that Mr. Silberfein’s employment is terminated due to death or disability, he will be entitled to the following: (i) any earned but unpaid annual cash bonus relating to a fiscal year prior to the year of termination; (ii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs; and (iii) immediate vesting of any unvested portion of his signing restricted stock. Pursuant to a letter agreement between us and Mr. Silberfein, in the event that Mr. Silberfein is terminated by us without cause, the portion of his signing options, if any, that would have vested during the one year period following the termination date shall vest on the termination date.

If we terminate Mr. Silberfein’s employment for Cause, if Mr. Silberfein terminates his employment without Good Reason or if Mr. Silberfein’s employment agreement is not renewed following expiration of the employment period, then Mr. Silberfein is not entitled to receive any severance payments or benefits.

All severance payments are subject to (i) Mr. Silberfein’s execution and effectiveness of a general release of all claims, (ii) Mr. Silberfein’s continued compliance with the non-competition and non-solicitation provisions set forth in the employment agreement and (iii) no material and willful breach by Mr. Silberfein of the other restrictive covenants (including confidentiality, assignment of inventions, return of property, resignation upon termination, cooperation and non-disparagement) set forth in the employment agreement.

In the event either Mr. Wain’s or Mr. Schall’s employment is terminated by us without cause, we are obligated to provide severance benefits as set forth below. Neither of these offer letters expressly define cause. If Mr. Wain or Mr. Schall is terminated without cause within the first 12 months of employment, such executive will be eligible to receive a severance payment equal to 12 months’ base salary and a pro-rated bonus for the year of termination. If Mr. Wain or Mr. Schall is terminated without cause after the first 12 months of employment, such executive will be eligible to receive a severance payment equal to six months’ base salary and a pro-rated bonus for the year of termination.

Awards Under the 2012 Equity Incentive Plan

Under the Equity Plan, upon a termination of service other than for Cause, death or disability, unless otherwise specified in an award agreement, all unvested awards shall terminate and be forfeited as of the date of termination and all vested options and stock appreciation rights shall terminate and be forfeited on the earlier of 90 days following the date of termination and the expiration of the term of such options and stock appreciation rights. Upon a termination for Cause, all awards shall terminate effective as of the date of termination or the date the act or omission constituting Cause is determined to have occurred. Upon a termination due to death or disability, all unvested awards shall terminate and be forfeited as of the date of termination and all vested options and stock appreciation rights shall terminate on the earlier of one year following the date of termination and the expiration of the term of such options and stock appreciation rights.

Unless otherwise specified in an award agreement, “Cause” means the occurrence of any of the following: (a) indictment for a felony or crime of dishonesty or moral turpitude; (b) insubordination, gross negligence or willful misconduct in the performance of the participant’s duties; (c) illegal use of controlled substances during the performance of participant’s duties or that adversely affects the reputation or best interests of the Company or an affiliate; (d) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company or any affiliate; (e) material breach of any written employment, non-competition, non-solicitation, confidentiality or similar agreement with the Company or any affiliate; (f) noncompliance with a Company policy or code of conduct; (g) persistent neglect of duty or chronic unapproved absenteeism; or (h) willful and deliberate failure in the performance of the participant’s duties in any material respect, in each case, as determined in good faith by the Compensation Committee in its sole discretion. Notwithstanding the foregoing, with respect to any participant who has an employment agreement that defines Cause or a like term, Cause shall have the meaning set forth in such employment agreement.

Under the Equity Plan, upon the occurrence of a Change of Control, unless the Compensation Committee shall determine otherwise in an award agreement, the Compensation Committee shall adjust the terms and conditions of outstanding awards to continue, substitute, accelerate exercisability or vesting or cancel such awards for fair value. Unless otherwise specified in an award agreement, “Change of Control” means the occurrence of any of the following: (a) any consolidation, amalgamation or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than 50% of the equity measured by economic value or voting power (by contract, share ownership or otherwise) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction; (b) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person; (c) during any period of 12 consecutive months commencing on or after January 12, 2012, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Restricted Stock

In the event that Mr. Silberfein’s employment is terminated by us without Cause or by Mr. Silberfein for Good Reason or due to death or disability, any unvested shares of his restricted stock will vest in full subject to his execution of a general release of claims in accordance with his employment agreement. For this purpose, Cause and Good Reason have the meanings given to such terms in Mr. Silberfein’s employment agreement.

In the event that Mr. Wain’s or Mr. Schall’s employment is terminated by us without Cause, any unvested shares of such executive’s restricted stock will vest in full subject to such executive’s execution of a general release of claims in a form reasonably acceptable to the Company. For this purpose, Cause shall have the meaning given to such term in the Equity Plan. In the event Mr. Wain’s or Mr. Schall’s employment is terminated for any other reason, any unvested shares of such executive’s restricted stock shall be forfeited without any consideration. In the event Mr. Harper’s employment is terminated for any reason, any unvested shares of his restricted stock shall be forfeited without any consideration.

Stock Options

In the event Mr. Silberfein’s employment is terminated by us without Cause, the portion of his options that would have vested during the one-year period following the date of termination shall vest, subject to his execution of a general release of claims in accordance with his employment agreement. In the event Mr. Silberfein’s employment is terminated by us for Cause, his options, including any vested portion, shall immediately be terminated and forfeited without consideration. In the event Mr. Silberfein’s employment is terminated due to death or disability, any unvested portion of his options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of one year following such termination and the expiration of the term of such options. In the event Mr. Silberfein’s employment is terminated for any other reason, any unvested portion of his stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of 90 days following such termination and the expiration of the term of such options.

In the event Mr. Wain’s, Mr. Schall’s or Mr. Harper’s employment is terminated by us for Cause, such executive’s options, including any vested portion, shall immediately be terminated and forfeited without consideration. In the event Mr. Wain’s, Mr. Schall’s or Mr. Harper’s employment is terminated due to death or disability, any unvested portion of such executive’s options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of one year following such termination and the expiration of the term of such options. In the event Mr. Wain’s, Mr. Schall’s or Mr. Harper’s employment is terminated for any other reason, any unvested portion of such executive’s stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of 90 days following such termination and the expiration of the term of such options.

The following tables assume that the termination or Change in Control, as applicable, took place on December 31, 2012, and that the Compensation Committee decided to accelerate all equity awards in connection with such Change in Control. As noted above, Mr. McNaughton departed the Company on February 21, 2012. In connection with his departure, Mr. McNaughton received a lump sum payment of $1,525,000 from the Company. The payment made to Mr. McNaughton in connection with his departure is reported in the 2012 Summary Compensation Table above.

Mr. Silberfein would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payments Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation for other than Good Reason	Change in Control(1)	Death or Disability
Cash Severance Payment:	$2,250,000	(2)	$—	$—	$—

Equity:

Restricted Stock(3)	$1,456,000	(4)	$—	$1,456,000	$1,456,000	(4)

Options(3)	$298,936	(5)	$—	$1,494,680	$—

Benefits and Perquisites:

COBRA(6)	$40,999		$—	$—	$—

Total	$4,045,935		$—	$2,950,680	$1,456,000

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.

(2) Mr. Silberfein is entitled to two times the sum of his base salary and target cash bonus payable in biweekly installments over the two-year period following the date of termination.

(3) Assumes closing price per share of $16.92 on December 31, 2012.

(4) Upon termination by us without Cause or by Mr. Silberfein for Good Reason or due to death or disability, any unvested shares of his restricted stock will vest in full.

(5) Upon termination by us without Cause , the portion of Mr. Silberfein’s options that would have vested during the one-year period following the date of termination shall vest. Mr. Silberfein’s January 2, 2013 vesting was accelerated to December 19, 2012 such that no options are scheduled to vest in 2013.

(6) Upon termination by us without Cause or resignation by Mr. Silberfein for Good Reason, Mr. Silberfein is entitled to up to 18 months of COBRA continuation coverage at the active employee rate.

Mr. Wain would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payments Upon Termination	Termination without Cause		Termination with Cause or Resignation	Change in Control(1)	Death or Disability
Cash Severance Payment:	$400,000	(2)	$—	$—	$—

Equity:

Restricted Stock(3)	$354,542	(4)	$—	$354,542	$—

Options(3)	$—		$—	$680,498	$—

Benefits and Perquisites:

COBRA	$—		$—	$—	$—

Total	$754,542		$—	$1,035,040	$—

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.

(2) Mr. Wain is entitled to 12 months base salary if termination occurs within his first 12 months of employment. Thereafter, he is entitled to six months base salary.

(3) Assumes closing price per share of $16.92 on December 31, 2012.

(4) Upon termination by us without Cause, any unvested shares of Mr. Wain’s restricted stock will vest in full.

Mr. Schall would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payments Upon Termination	Termination without Cause		Termination with Cause or Resignation	Change in Control(1)	Death or Disability
Cash Severance Payment:	$500,000	(2)	$—	$—	$—

Equity:

Restricted Stock(3)	$1,853,501	(4)	$—	$1,853,501	$—

Options(3)	$—		$—	$709,940	$—

Benefits and Perquisites:

COBRA	$—		$—	$—	$—

Total	$2,353,501		$—	$2,563,441	$—

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.

(2) Mr. Schall is entitled to 12 months base salary if termination occurs within his first 12 months of employment. Thereafter, he is entitled to six months base salary.

(3) Assumes closing price per share of $16.92 on December 31, 2012.

(4) Upon termination by us without Cause, any unvested shares of Mr. Schall’s restricted stock will vest in full.

Mr. Harper would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payments Upon Termination	Termination without Cause	Termination with Cause or Resignation	Change in Control(1)	Death or Disability
Cash Severance Payment:	$—	$—	$—	$—

Equity:

Restricted Stock(2)	$—	$—	$98,153	$—

Options(2)	$—	$—	$464,752	$—

Benefits and Perquisites:

COBRA	$—	$—	$—	$—

Total	$—	$—	$562,905	$—

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.

(2) Assumes closing price per share of $16.92 on December 31, 2012.

2012 DIRECTOR COMPENSATION

Each non-employee director, including the Chairman of the Board, is entitled to receive an annual retainer of $75,000, paid 50% in cash and 50% in restricted stock. The Chairman of the Board and the Chair of the Audit Committee receive an additional retainer of $35,000 and $25,000, respectively. The Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional retainer of $12,500. In addition, during 2012, each of the non-Chair committee members received an additional retainer equal to half of the amount paid to the applicable committee Chair. The Company reimburses all directors for all expenses incurred in attending board and board committee meetings.

A director who is, or becomes, an employee of the Company does not receive additional compensation for serving as a director. In addition, at the time they joined the Board, each of Messrs. Abramsky, Arthur, Blidner and Clark waived all compensation relating to their services as directors of the Company (including the non-employee director retainer and applicable Chairman of the Board, committee chair and committee member retainers). It is expected that, if elected, Mr. Kingston will also waive all compensation relating to his service as a director of the Company.

The following table shows compensation information for 2012 for our non-employee directors.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)(2)

Leonard Abramsky(3)	—	—	—

David Arthur	—	—	—

Jeffrey Blidner	—	—	—

Richard Clark(4)	—	—	—

Christopher Haley	56,250	37,500	93,750

Michael Hegarty(4)	25,000	—	25,000

David Kruth	56,250	37,500	93,750

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)(2)

Michael Mullen	56,250	37,500	93,750

Steven Shepsman	56,250	37,500	93,750

(1)         Represents shares of restricted stock received in connection with annual equity portion of compensation. The amounts indicated represent the aggregate grant date fair value for awards of stock, computed in accordance with FASB ASC Topic 718. See Note 9 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating these amounts.

(2)         As of December 31, 2012, the following directors have outstanding the following number of stock awards:

Name	Stock awards (#)

Leonard Abramsky	—

David Arthur	—

Jeffrey Blidner	—

Richard Clark	—

Christopher Haley	2,548

Michael Hegarty	—

David Kruth	2,548

Michael Mullen	2,548

Steven Shepsman	2,548

(3)         Resigned as a member of the Board of Directors effective November 1, 2012.

(4)         Elected to the Board of Directors on November 1, 2012. Mr. Hegarty’s annual retainer was paid entirely in cash.

RELATED PERSON TRANSACTIONS

Related Person Transactions

Transition Services Agreement

In January 2012 we entered into a transition services agreement with GGP whereby GGP or its subsidiaries agreed to provide to us, on a transitional basis, certain specified services for various terms not exceeding 18 months following the spin-off. The services that GGP provides to us include, among others, payroll, human resources and employee benefits, financial systems management, treasury and cash management, accounts payable services, telecommunications services, information technology services, asset management services, legal and accounting services and various other corporate services. The charges for the transition services generally are intended to allow GGP to fully recover the costs directly associated with providing the services, plus a level of profit consistent with an arm’s length transaction together with all out-of-pocket costs and expenses. The charges of each of the transition services are generally based on an hourly fee arrangement and pass-through of out-of-pocket costs. We have terminated certain specified services by giving prior written notice to GGP of such termination. Costs associated with the transition services agreement were $1.5 million during 2012.

Insurance Receivable

During 2011, White Mountain Mall had a flood in various parts of the common areas of the mall. As the mall was owned by GGP at the time of the flood, GGP filed insurance claims related to this flood. In 2012, GGP and Rouse settled with the insurance company regarding the payment for the damage caused by the flood and GGP received the full insurance settlement. GGP paid us $2.2 million of such settlement proceeds in January 2013.

Registration Rights Agreement

In March 2012 we entered into a registration rights agreement with Brookfield with respect to all registrable securities to be held by Brookfield. The registration rights agreement provides for demand rights and customary piggyback registration rights. Pursuant to the registration rights agreement, we are obligated to file a resale shelf registration statement with the SEC.

Services Agreement with Brookfield

In January 2012 we entered into a services agreement with Brookfield, pursuant to which Brookfield made certain of its employees available for a period of up to 12 months following the spin-off to serve as our Chief Financial Officer and Vice President of Finance. Costs associated with the services agreement were $0.7 million during 2012. On October 8, 2012, Tim Salvemini, Vice President of Finance, resigned from Brookfield and was then appointed our Chief Accounting Officer. On October 16, 2012, Rael Diamond, Chief Financial Officer, resigned from Brookfield and the services agreement was terminated.

Office Leases with Brookfield

Upon our spin-off from GGP, we assumed a ten-year lease agreement with Brookfield, as landlord, for office space for our corporate office in New York, New York. Costs associated with the office lease were $1.0 million during 2012. In addition, the landlord completed the build-out of our office space during 2012 for $1.7 million.

We have entered into a five-year lease agreement with Brookfield, as landlord, for office space for our regional office in Dallas, Texas. The lease commenced in October 2012 and rent is free for the first 12 months.

Subordinated Credit Facility with Brookfield

In January 2012 we entered into a credit agreement with a wholly owned subsidiary of Brookfield, as lender, for a $100.0 million revolving subordinated credit facility. We paid a one-time upfront fee of $0.5 million related to this facility. In addition, we are required to pay a semi-annual revolving credit fee of $0.3 million related to this facility. No amounts were drawn under this facility during 2012 and no amounts are currently outstanding.  Interest on outstanding borrowings accrues at the rate of Libor + 8.5%, subject to a Libor floor of 1%.

Backstop Agreement with Brookfield

In conjunction with the rights offering we entered into a backstop agreement with Brookfield in December 2011 whereby Brookfield agreed to purchase from us, at the rights offering subscription price, unsubscribed shares of our common stock such that the gross proceeds of the rights offering would be $200 million. In March 2012, we sold an aggregate of 6,354,012 shares of common stock to Brookfield at a subscription price of $15 per share pursuant to the backstop agreement. Costs associated with the backstop agreement, which were paid to Brookfield, were $6.0 million during 2012.

Business Infrastructure Costs

Upon our spin-off from GGP, we commenced the development of our information technology platform. The development of this platform requires us to purchase, design and create various information technology applications and infrastructure. Brookfield Corporate Operations, LLC (“BCO”) has been engaged to assist in the project development and procure the various applications and infrastructure of the Company. We have incurred $5.2 million of infrastructure costs during 2012 pursuant to this engagement.

Financial Service Center

We engaged BCO’s financial service center to manage our administrative services, such as accounts payable and receivable, employee expenses, lease administration and other similar services. Approximately $0.3 million of costs were incurred under such arrangement during 2012.

Demand Deposit from Brookfield US Holdings Inc.

In August 2012, we entered into an agreement with Brookfield US Holdings Inc. (“Brookfield US Holdings”) to place funds into an interest bearing account at Brookfield US Holdings which earns interest at LIBOR plus 1.05% per annum. The note receivable is secured by a note from Brookfield US Holdings and guaranteed by Brookfield Asset Management Inc. This note receivable initially matured on February 14, 2013 and was extended to August 14, 2013, or we may demand the funds earlier by providing Brookfield US Holdings three day notice. We earned approximately $0.7 million in interest income during 2012. As of December 31, 2012 we had $150.2 million on deposit with Brookfield US Holdings, and as of March 1, 2013 we had $45 million on deposit with Brookfield US Holdings.

Related Person Transactions Policy

We have adopted a written policy relating to the approval of related person transactions. Our Audit Committee will review and approve all relationships and related person transactions between us and (i) our directors, director nominees or executive officers (other than compensatory and dealt with by the compensation committee), (ii) any 5% record or beneficial owner of our common stock, (iii) any immediate family member of any person specified in (i) and (ii) above or (iv) an entity that is either wholly or substantially owned or controlled by someone specified in (i), (ii) or (iii) above.

As set forth in the related person transactions policy, in the course of its review and approval of a related person transaction, the Audit Committee will consider:

•                  whether the transaction is in, or not inconsistent with, our best interests;

•                  the position within or relationship of the related person with us;

•                  the materiality of the transaction to the related person and us;

•                  whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; and

•                  whether the term of the transaction does not exceed one year or the agreement reflecting the related person transaction is terminable by us in our sole discretion upon reasonable notice.

If a transaction under review involves a member of the Audit Committee who is a related person, the transaction must be approved by a majority of the disinterested members of the Audit Committee.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013. The Audit Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2013. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

Deloitte & Touche LLP serves as our independent registered public accounting firm. The following table presents fees paid for the audit of our annual consolidated and combined financial statements and all other professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2012 and 2011.

	For the Years Ended December 31,
	2012	2011

Audit fees	$700,000	$500,000

Audit-related fees	—	1,438,000

Tax fees	—	—

All other fees	—	—

Total fees	$700,000	$1,938,000

Audit Fees.   With regard to the year ended December 31, 2012, consists principally of the audit of the Company’s consolidated and combined financial statements and the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly consolidated and combined financial statements and audits of the Company’s subsidiaries required by statute or otherwise. With regard to the year ended December 31, 2011, consists principally of the audit of the 30 wholly owned properties that were spun-off from GGP on January 12, 2012.

Audit-Related Fees.   With regard to the year ended December 31, 2011, consists principally of the carve-out audits of the 30 wholly owned properties that were spun-off from GGP on January 12, 2012 for the years ended December 31, 2010, 2009 and 2008 included in the Company’s Form 10 and Form S-11 associated with the spin-off and rights offering as well as other services related to SEC matters.

The services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from Deloitte & Touche LLP, that the provision of such services has not adversely affected Deloitte & Touche LLP’s independence.

According to its charter, the Audit Committee is responsible for pre-approving all audit and non-audit services provided to the Company by its independent registered public accounting firm.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions.

As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long term. The executive compensation program designed by our Compensation Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

We ask for your advisory approval of the following resolution:

•                              “RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of Rouse Properties’ named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related disclosure and tables.”

The Board of Directors recommends a vote FOR approval of the resolution above relating to the compensation of the Company’s named executive officers.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Also as required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on whether a non-binding stockholder advisory vote on the compensation of our named executive officers should occur every one, two or three years. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will take into consideration the voting results when determining how often a non-binding stockholder advisory vote on the compensation of our named executive officers should occur.

The Board has determined that holding an advisory vote on executive compensation every year is the best approach for the Company based on a number of considerations. These considerations include that this frequency aligns more closely with the interests of stockholders, provides more consistent and direct communication and reflects sound corporate governance principles.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: (1) one year; (2) two years; (3) three years; or (4) abstaining from voting on the proposal. For the reasons discussed above, we are asking our stockholders to indicate their support for the non-binding advisory vote on executive compensation to be held every year.

The Board of Directors recommends a vote for EVERY YEAR as the frequency which the non-binding advisory vote on executive compensation should be held.

PROPOSAL 5—AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CONFORM OUR OWNERSHIP LIMIT TO MARKET STANDARDS

In general, for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), for a taxable year, the following conditions (among others) must be satisfied:

•                  not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year;

•                  our outstanding capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

•                  certain percentages of our gross income and assets must be from particular activities and types of assets.

Accordingly, at present, our Amended and Restated Certificate of Incorporation contains provisions which limit the value of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the “Ownership Limit.”

Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the vote or value, whichever is more restrictive, of our outstanding capital stock.

The Board may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, the Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the Board and the holders of our capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of our capital stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares. We have provided a waiver from the Ownership Limit to Brookfield in connection with our spin-off from GGP and to Brookfield Property Partners L.P. in connection with a proposed change in the Brookfield entity that will hold certain of the Company’s shares of common stock.

Our Amended and Restated Certificate of Incorporation also provides that, subject to limited exceptions, upon a transfer or other event that results in a “person” owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit or causes us to lose our REIT status (such shares in excess of the ownership limit or which cause a loss of our REIT status hereinafter referred to as “Excess Shares”), such “person” (known as a “Prohibited Owner”) will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to an entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a “Permitted Transferee”) to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above or in our Amended and Restated Certificate of Incorporation, any

change in the Ownership Limit would require an amendment to our Amended and Restated Certificate of Incorporation. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control of the Company without the approval of the Board.

The Board believes the definition of “person” for purposes of our Ownership Limit should be amended to include not only any “individual, corporation, partnership, limited liability company, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purpose described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock corporation, or other entity” but also any “group as that term is used for purposes of Section 13(d)(3) of the Exchange Act” and to exclude any “underwriter retained by the Corporation which participates in a public offering of the Capital Stock for a period of 90 days following the purchase by such underwriter of the Capital Stock, provided that the ownership of Capital Stock by such underwriter would not result in the Corporation failing to qualify as a REIT.” For this purpose, Section 13(d)(3) defines “group” as two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer. A group is considered to have acquired beneficial ownership of all equity securities beneficially owned by the members of the group.

The Board believes that the proposed change to the definition of “person” will conform the definition in our charter to the same term in the charters of many other REITs, including many of our peers, will subject groups accumulating a position in our capital stock to a greater level of scrutiny by us and will clarify that any underwriters of the Company’s capital stock are excluded from the ownership limits contained in the Company’s charter in accordance with the terms thereof. The greater level of scrutiny will enable the Board to consider the waiver of the Ownership Limit for a group, assuming that the group can otherwise provide such representations and certifications as may be required by the Board in considering a waiver of the Ownership Limit. This change may have the effect of discouraging groups from acquiring an ownership interest in our capital stock in excess of the Ownership Limit. As a result, such change may have the effect of delaying, deterring or preventing a change in control or other takeover of our Company that our stockholders might otherwise consider to be in the best interest of our Company and/or limit the price that investors are willing to pay in the future for our capital stock. Since the proposed changes to the definition of “person” aggregate the holdings of members of a group and subject a group’s holdings to the Ownership Limit contained in the Company’s charter, the proposed changes may also reduce the concentration of ownership of our shares by discouraging collective ownership by members of a group in excess of the Ownership Limit.

If this proposal to approve the amendment is adopted by the requisite vote of our stockholders, Article XIII of our Amended and Restated Certificate of Incorporation will be amended as set forth in the Certificate of Amendment of Amended and Restated Certificate of Information (“Certificate of Amendment”) attached hereto as Appendix A upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

The Board of Directors recommends a vote FOR approval of the Amendment to our Amended and Restated Certificate of Incorporation.

PROPOSAL 6—APPROVAL OF THE PERFORMANCE MEASURES INCLUDED IN THE ROUSE PROPERTIES, INC. 2012 EQUITY INCENTIVE PLAN

The stockholders will be asked at the annual meeting to approve the material terms of the performance measures used for performance-based awards granted under the Rouse Properties, Inc. 2012 Equity Incentive Plan (the “Equity Plan”), in accordance with Section 162(m) of the Code (“Section 162(m)”). The Equity Plan was approved by General Growth Properties, Inc., as the Company’s sole stockholder, prior to our spin-off in January 2012.  Stockholders are being asked to approve the performance measures under the Equity Plan so that certain compensation paid under the Equity Plan may qualify as performance-based compensation under Section 162(m). Stockholders are not being asked to approve an increase in the number of shares available under the Equity Plan or an amendment to any provision of the Plan.

Under the Equity Plan, various equity-based awards may be made to eligible participants, as described in further detail below. The Equity Plan allows for the grant of performance-based compensation. The grant, vesting, crediting and/or payment of performance-based compensation, if any, will be based or conditioned on the achievement of objective performance measures established in writing by the Equity Incentive Plan Subcommittee of the Compensation Committee of our Board of Directors (the “Subcommittee”).

Section 162(m) limits the deduction for federal income tax purposes of compensation for the CEO and the three other highest compensated officers (other than the CFO) (collectively, the “covered employee officers”) to $1 million per year, unless such compensation qualifies as “performance-based compensation” under the Code. Various requirements must be satisfied in order for compensation paid to the covered employee officers to qualify as performance-based compensation within the meaning of Section 162(m). One such requirement is that the compensation must be paid based upon the attainment of performance measures established by a committee of board members meeting the definition of “outside director” used for purposes of Section 162(m).  The measures established by such a committee, which in our case would be the Subcommittee, must be based upon performance measures, the material terms of which are approved by stockholders.  In the context of a spin-off, that stockholder approval must be obtained no later than the first annual meeting of stockholders that occurs after the first anniversary of the effective date of the spin-off.

We are accordingly requesting the stockholders to approve the material terms of the performance measures for the Equity Plan in accordance with Section 162(m).

The following is a description of the material terms of the performance measures and certain other material terms of the Equity Plan. This description is qualified in its entirety by reference to the Equity Plan, a copy of which has been included as Appendix B to this proxy statement.

Material Terms of the Performance Measures

Participants. The Company’s non-employee directors (who number eight), employees (approximately 22, including officers) and consultants  are eligible to participate in the Equity Plan.

Award Limits. No participant may be granted more than 2,500,000 shares of our common stock, or the equivalent dollar value of such shares, in any year, subject to adjustment as described below.

Performance Measures.  The performance measures that may be used under the Equity Plan for performance-based awards are consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); net income before or after taxes; operating income; earnings per share; book value per Share; return on stockholders’ equity; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; maintenance or improvement of profit margins or rental or occupancy levels; stock price; market share; revenues or sales; costs; cash flow (including, but not limited to, operating cash flow and free cash flow); working capital; return on assets; store openings or refurbishment or redevelopment plans; staff training; corporate social responsibility policy implementation; economic value added; debt reduction or reduction in the cost of capital; completion of acquisitions or divestitures; and operating efficiency.

Any performance measure may be (i) used to measure the performance of the Company and/or any of its subsidiaries or affiliates as a whole, any business unit thereof or any combination thereof against any goal, including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Subcommittee, in its sole discretion, deems appropriate. Subject to Section 162(m), the Subcommittee may adjust the performance measures (including to prorate measures and payments for a partial plan year) in the event of the following occurrences: (i) nonrecurring-events, including divestitures, spin-offs, or changes in accounting standards or policies, (ii) mergers and acquisitions, and (iii) financing transactions, including selling accounts receivable.

Summary Description of the Equity Plan

Under the Equity Plan, the Company may grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation (collectively, the “Awards”). The purposes of the Equity Plan are to assist us in attracting and retaining directors, employees (including officers) and consultants and to align their respective interests with those of our stockholders through the issuance of equity-based compensation.

Administration. The Equity Plan contemplates that the Plan will be administered by the Compensation Committee or another committee designated by the Board. The Equity Plan further contemplates that the Compensation Committee may delegate its authority with regard to the Equity Plan to one or more of its members.  The Committee has done this and delegated its authority under the Plan to the Subcommittee.

Available Shares. The Equity Plan initially reserved 4,887,997 shares of our common stock for the issuance of Awards, subject to adjustment  as described below. In the event that any outstanding Award expires or terminates without the issuance of Shares or is otherwise settled for cash, the shares allocable to such Award, to the extent of such expiration, termination or settlement for cash, will again be available for issuance.  The last reported sale price of a share of the Company’s common stock on March 1, 2013 was $16.50.

Adjustment. In the event of any corporate event or transaction involving the Company, a subsidiary and/or an affiliate (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, extraordinary stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, amalgamation, or other like change in capital structure (other than regular cash or stock dividends to stockholders of the Company), or any similar corporate event or transaction, the Subcommittee, to prevent dilution or enlargement of participants’ rights under the Equity Plan, shall substitute or adjust, in its sole discretion, the number and kind of shares or other property that may be issued under the Equity Plan or under particular forms of Awards, the number and kind of shares or other property subject to outstanding Awards, the option price, grant price or purchase price applicable to outstanding Awards, the annual Award limits, and/or other value determinations applicable to the Equity Plan or outstanding Awards.

Termination and Amendment. The Compensation Committee or Subcommittee may amend or terminate the Equity Plan or any Award agreement at any time. However, no amendment or termination is permitted without stockholder approval if (i) such approval is necessary to comply with any tax or regulatory requirement, (ii) such action increases the number of shares available under the Equity Plan, or (iii) such action materially increases the benefits available under the Equity Plan or a change in eligibility requirements or (iv) such action results in a reduction of a stock option’s or stock appreciation right’s grant or exercise price or cancellation of a stock option or stock appreciation right in exchange for cash or other Awards with a grant or exercise price less than the price of the original stock option or stock appreciation right, as applicable. In addition, except as the Compensation Committee or Subcommittee deems necessary to comply with applicable law, no amendment or termination is permitted without the consent of the affected participant if such amendment or termination would materially diminish the participant’s rights under any Award. Unless sooner terminated by the Compensation Committee, the Equity Plan will terminate on January 12, 2022.

Tax Matters

In general, a participant will not recognize taxable income at the time a stock option is granted. Upon exercise of a non-qualified stock option, a participant will recognize compensation, taxable as ordinary income, equal to the excess of the fair market value of the shares of common stock purchased over their exercise price. In the case of “incentive stock options,” within the meaning of Section 422 of the Code, a participant will not recognize ordinary income at the time of exercise (except for purposes of the alternative minimum tax), and if the participant observes certain holding period requirements, then when the shares are sold, the entire gain over the exercise price will be taxable at capital gains rates. A participant has no taxable income at the time stock appreciation rights are granted, but will recognize compensation taxable as ordinary income upon exercise in an amount equal to the fair market value of any shares of common stock delivered and the amount of any cash paid by the Company. A participant who is granted shares of restricted stock, including shares subject to performance conditions, generally will not recognize taxable income at the time the restricted stock is granted, but will recognize compensation taxable as ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares of common stock at such time over the amount, if any, paid for such shares. However, a participant instead may elect to recognize compensation taxable as ordinary income on the date the restricted stock is granted in an amount equal to the fair market value of the shares on that date. A participant who receives shares of common stock that are not subject to any restrictions under the Equity Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date. The taxation of other stock based Awards will depend on how such Awards are structured. Generally, a participant who is granted an Award of restricted stock units, including restricted stock units subject to performance conditions, or some other phantom award will not recognize taxable income at the time such Award is granted. When the restrictions applicable to the Award lapse, and the shares of common stock subject to the restricted stock units or other phantom award are transferred (or any amount of cash is paid) to the participant, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares of common stock on the date of transfer and the amount of any cash paid by the Company.

Subject to the Section 162(m) deduction limitation described above, the Company may deduct, as a compensation expense, the amount of ordinary income recognized by a participant in connection with the Equity Plan at the time such ordinary income is recognized by that participant.

New Plan Benefits

The number of performance-based awards granted under the Equity Plan in any year is subject to the Subcommittee’s discretion and is, therefore, not determinable.

The Board of Directors recommends a vote FOR approval of the performance measures included in the Rouse Properties, Inc. 2012 Equity Incentive Plan.

PROPOSAL 7—APPROVAL OF THE ROUSE PROPERTIES, INC. MANAGEMENT INCENTIVE PLAN

The stockholders will be asked at the annual meeting to approve the Rouse Properties, Inc. Management Incentive Plan (the “Management Incentive Plan”), under which officers would be eligible to receive incentive awards based on the achievement of performance goals for performance periods commencing on or after January 1, 2013. The Management Incentive Plan was adopted by the Board on February 28, 2013, subject to stockholder approval at the annual meeting. Approval of the Management Incentive Plan will also constitute approval, for purposes of Section 162(m), of the performance goals contained in the Management Incentive Plan (described below) that are to be used in connection with awards under the Management Incentive Plan that are intended to qualify as “performance-based” compensation for purposes of Section 162(m). Approval of the Management Incentive Plan will also constitute approval of the 2013 cash bonus opportunities under the Management Incentive Plan described in greater detail below.

Purposes of the Management Incentive Plan

The purposes of the Management Incentive Plan are to retain and motivate the officers of the Company and its subsidiaries by providing them with the opportunity to earn incentive payments or stock-based awards based upon the extent to which specific performance goals have been achieved or exceeded for specified periods.

Summary Description of the Management Incentive Plan

The following description of the Management Incentive Plan is a summary and is qualified in its entirety by reference to the complete text of the Management Incentive Plan, a copy of which has been included as Appendix C to this proxy statement.

Plan Term. The Management Incentive Plan is effective January 1, 2013  and will terminate at such time as specified by the Board.

Eligible Participants. All officers of the Company or any of its subsidiaries are eligible to participate in the Management Incentive Plan but only if the Subcommittee selects them for inclusion in the plan for a given performance period. It is anticipated that only our executive officers (currently four individuals) will be selected to participate in the Management Incentive Plan.

Administration. The Management Incentive Plan contemplates that the plan will be administered by the Compensation Committee or another committee designated by the Board that satisfies any then applicable requirements of the NYSE, or such other principal national stock exchange on which the common stock of the Company is then traded, and which consists of two or more members of the Board who are intended to be “outside directors” under Section 162(m).

The Compensation Committee  has delegated to the Subcommittee the authority to administer the Management Incentive Plan.  The Subcommittee consists of two or more members of the Compensation Committee, each of whom is intended to be an “outside director” under Section 162(m). The Subcommittee will have the authority to determine the participants for a given performance period, determine the performance goals and other terms and conditions that will apply (including the extent to which any payment will be made in the event of a change of control of the Company or the participant’s termination of service), determine whether performance goals and other terms and conditions have been attained, and decide whether incentive awards shall be deferred or may be deferred by the participant.  The Subcommittee is empowered to interpret, construe and administer the Management Incentive Plan and any Award agreement granted thereunder. The Subcommittee’s interpretation, construction and administration of the Management Incentive Plan and all of its determinations thereunder shall be final, conclusive and binding on all persons.

Limits. The Subcommittee will have the sole authority to determine the objective goals. Awards may be expressed based on the participant’s annual salary or a multiple thereof. The Subcommittee has the power to reduce the award or decide that no payment may be made. No participant may receive a payment in excess of $5,000,000 in any fiscal year of the Company, which amount shall be proportionately increased or decreased for performance periods that are more than or less than one year in duration.

Performance Goals. The Subcommittee will establish for each performance period one or more objective performance goals for each participant or for a group of participants, which performance goals shall be expressed in terms of an objective formula or standard. Performance goals shall be based exclusively on one or more of the following measures, stated in either absolute terms or relative terms: overall or core consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); net income before or after taxes; operating income; earnings per share of common stock; overall or core funds from operations; book value per share of common stock; return on stockholders’ equity; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; maintenance or improvement of profit margins or rental or occupancy levels; stock price; market share; revenues or sales; costs; cash flow (including, but not limited to, operating cash flow and free cash flow); working capital; return on assets; store openings or refurbishment or redevelopment plans; staff training; corporate social responsibility policy implementation; economic value added; debt reduction or reduction in the cost of capital; completion of acquisitions or divestitures or operating efficiency. Any such measure may be (i) used to measure the performance of the Company and/or any of its subsidiaries or affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Subcommittee, in its sole discretion, deems appropriate.  With respect to participants who are not “covered employees” within the meaning of Section 162(m) and who, in the Subcommittee’s judgment, are not likely to be a covered employees at any time during the applicable performance period, the performance goals established for the performance period may consist of any corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein.  Performance goals shall be subject to such other special rules and conditions as the Subcommittee may establish. The measures utilized in establishing performance goals under the plan for any given performance period shall be determined in accordance with generally accepted accounting principles (“GAAP”), where applicable, and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, without regard to (i) extraordinary or other nonrecurring or unusual items, or restructuring or impairment charges, such as restructuring, exit and impairment charges, tax items and loss on debt extinguishment costs, as determined by the Company’s independent public accountants in accordance with GAAP or (ii) changes in accounting, unless, in each case, the Subcommittee decides otherwise within the determination period or as otherwise required under Section 162(m).

Form of Award. Payments under the Management Incentive Plan may be made in cash, shares of Company common stock, or stock-based awards granted under the Company’s equity incentive plan as in effect from time to time, or any other property approved by the Subcommittee. All payments will be for a specified performance period and will be paid only if specified performance goals are attained.

Termination and Amendment. The Compensation Committee or Subcommittee may amend or terminate the Management Incentive Plan, as it deems advisable, subject to any requirement of stockholder approval required by law, rule or regulation, including Section 162(m).

New Plan Benefits

The actual amount of compensation that will be paid under the Management Incentive Plan cannot be determined at this time.

The Board of Directors recommends a vote FOR approval of the Rouse Properties, Inc. Management Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 regarding the number of shares of common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,945,643	$14.64	2,576,649
Equity compensation plans not approved by security holders	—	—	—
Total	1,945,643	$14.64	2,576,649

(1) Represents equity compensation plans approved by GGP as the sole shareholder prior to our spin-off from GGP.

REPORT OF THE AUDIT COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated and combined financial statements for the year ended December 31, 2012. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by the Statement on Auditing Standards 114 (Codification of Statements on Auditing Standards, AU 380—which supersedes SAS 61), including its judgments as to the quality of the Company’s financial reporting. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated and combined financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Michael Hegarty, Chair
David Kruth
Steven Shepsman

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the annual meeting of stockholders. If any other matter shall properly come before the annual meeting, including a question of adjourning or postponing the meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2012 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith.

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2014 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by us at 1114 Avenue of the Americas, Suite 2800, New York, New York 10036, Attention of Susan Elman, Secretary, no later than November 22, 2013, unless the date of our 2014 annual meeting is more than 30 days before or after May 3, 2014, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2014 annual meeting. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement for our 2014 annual meeting of stockholders, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated Bylaws no later than January 3, 2014 nor earlier than February 2, 2014, unless the date of our 2014 annual meeting is more than 30 days before or 70 days after May 3, 2014, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (i) 90 days prior to the date of such annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Such notice must contain the information required by our Amended and Restated Bylaws.

It is important that your proxy be returned promptly, whether by mail, via the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board of Directors,

/s/ Susan Elman
Susan Elman
Executive Vice President & General Counsel

March 22, 2013

Appendix A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROUSE PROPERTIES, INC.

Rouse Properties, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST:  That the name of this corporation is Rouse Properties, Inc. (the “Corporation”).  The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 12, 2012.

SECOND:  That at a meeting of the Board of Directors of the Corporation (the “Board”), a resolution was duly adopted, pursuant to Section 222 of the DGCL, approving a proposed amendment (the “Amendment”) of the Certificate of Incorporation, declaring the Amendment to be advisable and submitting the Amendment to the stockholders of the Corporation for their approval at the next annual meeting of the stockholders of the Corporation.  The resolution adopted by the Board is as follows:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to a Certificate of Amendment in the form approved by an officer of the Corporation, as evidenced by his or her signature thereon, the definition of “Person” in Article XIII of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock corporation, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include an underwriter retained by the Corporation which participates in a public offering of the Capital Stock for a period of 90 days following the purchase by such underwriter of the Capital Stock, provided that the ownership of Capital Stock by such underwriter would not result in the Corporation failing to qualify as a REIT.

FURTHER RESOLVED, that the Board of Directors of the Corporation recommends to the stockholders that the amendment to the Certificate of Incorporation, as reflected in the Certificate of Amendment, be approved by the stockholders of the Corporation; and

FURTHER RESOLVED, that in the event the stockholders approve the amendment to the Certificate of Incorporation, as reflected in the Certificate of Amendment, any officer or officers of the Corporation be and hereby are authorized and directed to execute, acknowledge and file the Certificate of Amendment with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

THIRD:  That thereafter, pursuant to resolution of the Board, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by the Certificate of Incorporation and by statute were voted in favor of the Amendment.

FOURTH:  That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate this      day of May, 2013.

ROUSE PROPERTIES, INC.

By:
Name:
Title:

Appendix B

Rouse Properties, Inc.

2012 Equity Incentive Plan

(continued)

(continued)

Rouse Properties, Inc.

2012 Equity Incentive Plan

Article 1.                                            Establishment & Purpose

1.1                               Establishment.  Rouse Properties, Inc., a Delaware corporation hereby establishes the Rouse Properties, Inc. 2012 Equity Incentive Plan (hereinafter referred to as the “Plan”) as set forth in this document.

1.2                               Purpose of the Plan.  The purpose of the Plan is to attract, retain and motivate officers, employees, non-employee directors and consultants providing services to the Company and its Subsidiaries and Affiliates and to promote the success of the Company’s business by providing participants with appropriate incentives.

Article 2.                                            Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1                               “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity in which the Company has a substantial equity interest, direct or indirect; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A of the Code, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A of the Code.

2.2                               “Annual Award Limit” shall have the meaning set forth in Section 5.2.

2.3                               “Award” means any Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Performance-Based Compensation Award that is granted under the Plan.

2.4                               “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and conditions applicable to an Award, or (b) a written statement issued by the Company to a Participant describing the terms and conditions applicable to an Award.

2.5                               “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6                               “Board” means the Board of Directors of the Company.

2.7                               “Cause” unless otherwise specified in the Award Agreement, means occurrence of any of the following:  (a) indictment for a felony or crime of dishonesty or moral turpitude, (b) insubordination, gross negligence or willful misconduct in the performance of the Participant’s duties, (c) illegal use of controlled substances during the performance of Participant’s duties or that adversely affects the reputation or best interests of the Company or an Affiliate, (d) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company or any Affiliate, (e) material breach of any written employment, non-competition, non-solicitation, confidentiality or similar agreement with the Company or any Affiliate, (f) noncompliance with Company policy or code of conduct, (g) persistent neglect of duty or chronic unapproved absenteeism, or (h) willful and deliberate failure in the performance of the Participant’s duties in any material respect, in each case, as determined in good faith by the Committee in its sole discretion.  Notwithstanding the foregoing, with respect to any Participant who has an employment agreements that defines “Cause” or a like term, “Cause” shall have the meaning set forth in such employment agreement.

2.8                               “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a)                                 any consolidation, amalgamation, or merger of the Company with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company, but excluding the Rights Offering), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have Beneficial Ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent of the equity measured by economic value or voting power (by contract, share ownership or otherwise) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

(b)                                 the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person;

(c)                                  during any period of twelve consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(d)                                 approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.9                               “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10                        “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer the Plan.

2.11                        “Consultant” means any person who provides bona fide services to the Company or any Subsidiary or Affiliate as a consultant or advisor, excluding any Employee or Director.

2.12                        “Company” means Rouse Properties, Inc., a Delaware corporation, and any successor thereto.

2.13                        “Covered Employee” means for any Plan Year, a Participant designated by the Company as a potential “covered employee” as such term is defined in Section 162(m) of the Code.

2.14                        “Director” means a member of the Board who is not an Employee.

2.15                        “Disability” unless otherwise specified in the Award Agreement, means permanent and total disability, as determined by the Committee in its sole discretion.  Notwithstanding the foregoing, with respect to any Participant who has an employment agreements that defines “Disability” or a like term, “Disability” shall have the meaning set forth in such employment agreement.

2.16                        “Effective Date” means the date set forth in Section 15.15.

2.17                        “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate and individuals who have accepted a written offer of employment with the Company, a Subsidiary or Affiliate.

2.18                        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.19                        “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A of the Code:

(a)                                 The closing price of a Share on a recognized national exchange or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

(b)                                 In the absence of an established market for the Shares of the type described in (a) above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith.

2.20                        “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.21                        “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.22                        “Other Stock-Based Award” means any right granted under Article 9 of the Plan.

2.23                        “Option” means any stock option granted under Article 6 of the Plan.

2.24                        “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.

2.25                        “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.

2.26                        “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance-based compensation” within the meaning of the regulations promulgated under Section 162(m) of Code or any successor provision.

2.27                        “Performance Measures” means measures as described in Section 10.2 on which the performance goals are based in order to qualify Awards as Performance-Based Compensation.

2.28                        “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.29                        “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.30                        “Plan” means the Rouse Properties, Inc. 2012 Equity Incentive Plan.

2.31                        “Plan Year” means the applicable fiscal year of the Company.

2.32                        “Restricted Stock” means any Award granted under Article 8 of the Plan.

2.33                        “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.34                        “Rights Offering” means the proposed issuance to holders of Shares of rights to purchase additional Shares at a price to be determined by the Board, as more fully described in the Form S-11 filed by the Company with the SEC on October 21, 2011, as such registration statement may be amended or supplemented from time to time.

2.35                        “Service” means service as an Employee, Director or Consultant.

2.36                        “Share” means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 12 hereof.

2.37                        “Stock Appreciation Right” means any right granted under Article 7 of the Plan.

2.38                        “Subsidiary” means any corporation, partnership, limited liability company or other legal entity of which the Company, directly or indirectly, owns stock or other equity interests possessing fifty percent or more of the total combined voting power of all classes of stock or other equity interests (as determined in a manner consistent with Section 409A of the Code).

2.39                        “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3.                                            Administration

3.1                               Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Employees, Directors and Consultants to whom Awards will be granted, and to determine the type and amount of Awards to be granted to each such Employee, Director or Consultant, and the terms and conditions of Awards and Award Agreements.  Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 14, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award.  Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines.  The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper.  All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2                               Delegation.  The Committee may delegate to one or more of its members or one or more executive officers of the Company such administrative duties or powers as it may deem advisable; provided that no delegation shall be permitted under the Plan that is prohibited by applicable law.

Article 4.                                            Eligibility and Participation

4.1                               Eligibility.  Participants will consist of such Employees, Directors and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards.  Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2                               Type of Awards.  Awards under the Plan may be granted in any one or a combination of:  (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, and (e) Performance-Based Compensation Awards.  The Plan sets forth the types of performance goals and sets forth procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation, as described in Article 10 hereof.  Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

Article 5.                                            Shares Subject to the Plan and Maximum Awards

5.1                               General.  Subject to adjustment as provided in Article 12 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 4,887,997 Shares.  The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

5.2                               Annual Award Limits.  The maximum number of Shares with respect to Awards denominated in Shares that may be granted to any Participant in any Plan Year shall be 2,500,000 Shares (or the equivalent dollar value), subject to adjustments made in accordance with Article 12 hereof (the “Annual Award Limit”).

5.3                               Additional Shares.  In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards.  If the Committee authorizes the assumption under the Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (a) reduce the maximum number of Shares available for issuance under the Plan or (b) be subject to or counted against a Participant’s Annual Award Limit.

Article 6.                                            Stock Options

6.1                               Grant of Options.  The Committee is hereby authorized to grant Options to Participants.  Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan.  Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Directors and Consultants shall be Nonqualified Stock Options.  An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option.  Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option.  Each option shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option.  Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.

6.2                               Terms of Option Grant.  The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one-hundred percent of the Fair Market Value of a Share on the trading day immediately preceding the date of grant.  In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one-hundred-ten percent of the Fair Market Value of a Share on the date of grant.

6.3                               Option Term.  The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five years).

6.4                               Method of Exercise.  Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.  For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (a), (b), (c) or (d) of the following sentence and pursuant to Section 15.3 hereof.  The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (a) in cash or its equivalent (e.g., by cashier’s check), (b) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above) or (d) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.  The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.5                               Limitations on Incentive Stock Options.  Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant.  The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed one hundred thousand dollars, or the Option shall be treated as a Nonqualified Stock Option.  For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted.  Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

6.6                               Performance Goals.  The Committee may condition the grant of Options or the vesting of Options upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement.  If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Option to such Participant or the Option shall not vest, as applicable.

Article 7.                                            Stock Appreciation Rights

7.1                               Grant of Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”).  Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.  Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant.  Such payment may be in the form of cash, Shares, or any combination thereof, as the Committee shall determine in its sole discretion.

7.2                               Terms of Stock Appreciation Right.  Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee.  The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.  No Stock Appreciation Right shall have a term of more than ten years from the date of grant.

7.3                               Tandem Stock Appreciation Rights and Options.  A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option.  Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

Article 8.                                            Restricted Stock

8.1                               Grant of Restricted Stock.  An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events.  Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2                               Terms of Restricted Stock Awards.  Each Award Agreement evidencing a Restricted Stock grant shall specify the period(s) of restriction, the number of Shares of Restricted Stock subject to the Award, the performance, employment or other conditions (including the termination of a Participant’s Service whether due to death, disability or other reason) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine.  At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

8.3                               Voting and Dividend Rights.  Unless otherwise provided in an Award Agreement, Participants shall have none of the rights of a stockholder of the Company with respect to Restricted Stock until the end of the Restricted Period; provided, that, Participants shall have the right to vote and receive dividends on Restricted Stock during the Restriction Period.  Dividends shall be paid to Participants at the same time that other shareholders of common stock of the Company receive such dividends.

8.4                               Performance Goals.  The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement.  If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.

8.5                               Section 83(b) Election.  The Committee may permit Participants to make elections pursuant to Section 83(b) of the Code with respect to Awards of Restricted Stock.  If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.                                            Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and other phantom awards.  Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Article 10.                                     Performance-Based Compensation

10.1                        Grant of Performance-Based Compensation.  To the extent permitted by Section 162(m) of the Code, the Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations.

10.2                        Performance Measures.  The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures:  (a) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (b) net income before or after taxes; (c) operating income; (d) earnings per Share; (e) book value per Share; (f) return on shareholders’ equity; (g) expense management; (h) return on investment; (i) improvements in capital structure; (j) profitability of an identifiable business unit or product; (k) maintenance or improvement of profit margins or rental or occupancy levels; (l) stock price; (m) market share; (n) revenues or sales; (o) costs; (p) cash flow

(including, but not limited to, operating cash flow and free cash flow); (q) working capital; (r) return on assets; (s) store openings or refurbishment or redevelopment plans; (t) staff training; (u) corporate social responsibility policy implementation; (v) economic value added; (w) debt reduction or reduction in the cost of capital; (x) completion of acquisitions or divestitures or (y) operating efficiency.

Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate.  Subject to Section 162(m) of the Code, the Committee may adjust the performance goals (including to prorate goals and payments for a partial Plan Year) in the event of the following occurrences:  (A) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (B) mergers and acquisitions; and (C) financing transactions, including selling accounts receivable.

10.3                        Establishment of Performance Goals for Covered Employees.  No later than ninety days after the commencement of a Performance Period (but in no event after twenty-five percent of such Performance Period has elapsed), the Committee shall establish in writing:  (a) the performance goals applicable to the Performance Period; (b) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (c) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (d) the Participants or class of Participants to which such performance goals apply.  The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

10.4                        Adjustment of Performance-Based Compensation.  Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

10.5                        Certification of Performance.  Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

10.6                        Interpretation.  Each provision of the Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 11.                                     Compliance with Section 409A of the Code and Section 457A of the Code

11.1                        General.  The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards.  Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section

409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.

11.2                        Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

11.3                        Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

11.4                        Section 457A.  In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 457A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Article 12.                                     Adjustments

12.1                        Adjustments in Authorized Shares.  In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, extraordinary stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than regular cash or stock dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Annual Award Limits, and/or other value determinations applicable to the Plan or outstanding Awards.

12.2                        Change of Control.  Upon the occurrence of a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, the Committee shall make one or more of the following adjustments to the terms and conditions of outstanding Awards:  (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (c) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (d) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (e) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, if the Committee so determines, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled (which may be zero).

Article 13.                                     Forfeiture of Awards Upon Termination of Service

13.1                        Termination of Service for Cause.  Unless otherwise provided in an Award Agreement, in the event (a) a Participant’s Service is terminated for Cause or (b) the Committee determines that a Participant’s acts or omissions constitute Cause, all outstanding Awards held by the Participant shall terminate and be forfeited without consideration, effective as of the date the Participant’s Service is terminated for Cause or the date the act or omission constituting Cause is determined to have occurred, as applicable.

13.2                        Termination of Service Due to Death or Disability.  Unless otherwise provided in an Award Agreement, in the event a Participant’s Service is terminated due to death or Disability (and Cause does not exist as of such date): (a) all unvested Awards held by the Participant shall terminate and be forfeited without consideration, effective as of the date the Participant’s Service is terminated and (b) all vested Options and Stock Appreciation Rights shall terminate on the earlier of (i) one year following the termination of Service and (ii) the expiration of the term of such Options and Stock Appreciation Rights.

13.3                        Termination of Service for Reason Other than Cause, Death or Disability.  Unless otherwise provided in an Award Agreement, in the event a Participant’s Service is terminated for any reason other pursuant to Section 13.1 and Section 13.2 above (and Cause does not exist as of such date): (a) all unvested Awards held by the Participant shall terminate and be forfeited without consideration, effective as of the date the Participant’s Service is terminated and (b) all vested Options and Stock Appreciation Rights shall terminate on the earlier of (i) ninety days following the termination of Service and (ii) the expiration of the term of such Options and Stock Appreciation Rights.

Article 14.                                     Duration, Amendment, Modification, Suspension and Termination

14.1                        Duration of the Plan.  Unless sooner terminated as provided in Section 14.2, the Plan shall terminate on the tenth anniversary of the Effective Date.

14.2                        Amendment, Modification, Suspension and Termination of Plan.  The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 14.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 11 or 12, (a) without shareholder approval (i) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (ii) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (iii) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for the Company, a Subsidiary, and/or an Affiliate) or a change in eligibility requirements under the Plan, or (iv) for any Action that results in a reduction of the Option Price or grant price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights or cancellation of any outstanding Options or Stock Appreciation Rights in exchange for cash, or for other Awards, such as other Options or Stock Appreciation Rights, with an Option Price or grant price per Share, as applicable, that is less than such price of the original Options or Stock Appreciation Rights, and (b) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant; provided, further, that the Committee may amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Article 15.                                     General Provisions

15.1                        No Right to Service.  The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

15.2                        Settlement of Awards; Fractional Shares.  Each Award Agreement shall establish the form in which the Award shall be settled.  The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.

15.3                        Tax Withholding.  The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.  With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

15.4                        No Guarantees Regarding Tax Treatment.  Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan.  The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan.  Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

15.5                        Non-Transferability of Awards.  Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.  No transfer shall be permitted for value or consideration.  An award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant.  Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

15.6                        Conditions and Restrictions on Shares.  The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable.  These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

15.7                        Compliance with Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:  (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.  The restrictions contained in this Section 15.7 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 15.6.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, its Subsidiaries and Affiliates, and all of their employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.8                        Rights as a Shareholder.  Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.9                        Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.10                 Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person.  To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.  The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.11                 No Constraint on Corporate Action.  Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

15.12                 Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.13                 Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.14                 Data Protection.  By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan.  The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third party administrator or any Person who obtains control of the Company or acquires the Company, undertaking or part-undertaking which employs the Participant, wherever situated.

15.15                 Effective Date.  The Plan shall be effective as of January 12, 2012 (the “Effective Date”).

*                                         *                                         *

Appendix C

Rouse Properties, Inc. Management Incentive Plan

I.                Purposes

The purposes of the Rouse Properties, Inc. Management Incentive Plan (the “Plan”) are to retain and motivate the officers of Rouse Properties, Inc. (the “Company”) and its subsidiaries who have been designated by the Committee, as herein defined, to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for an applicable Performance Period.  It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

II.           Certain Definitions

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the New York Stock Exchange, or such other principal national stock exchange on which the common stock of the Company is then traded, to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code.

“Company” means Rouse Properties, Inc., a Delaware corporation, and any successor thereto.

“Determination Period” means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed.  Any action required to be taken within a Determination Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

“Individual Award Opportunity” means the potential of a Participant to receive an incentive payment based on the extent to which the applicable performance goals for a Performance Period shall have been satisfied.  An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

“Participant” means an officer of the Company or any of its subsidiaries who is designated by the Committee to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Period” means any period commencing on or after January 1, 2013, for which performance goals are established pursuant to Article IV.  A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” means the Rouse Properties, Inc. Management Incentive Plan, as set forth herein, as it may be amended from time to time.

III.      Administration

3.1.                            General.  The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions).  The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2.                            Powers and Responsibilities.  The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1:

(a)                                 to designate within the Determination Period the Participants for a Performance Period;

(b)                                 to establish within the Determination Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including the extent to which any incentive payment shall be made to a Participant in the event of (A) the Participant’s termination of employment with the Company due to disability, retirement, death or any other reason or (B) a change of control of the Company;

(c)                                  to determine the form of payment of Individual Award Opportunities, which may include, without limitation, cash, shares of Company common stock or stock-based awards granted under the Company’s equity incentive plan as in effect from time to time, or any other property approved by the Committee;

(d)                                 to determine and certify in writing prior to the payment under any Individual Award Opportunity that the performance goals for a Performance Period and other material terms applicable to the Individual Award Opportunity have been satisfied;

(e)                                  subject to the requirements of Section 409A of the Code, to decide whether, and under what circumstances and subject to what terms, Individual Award Opportunities are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(f)                                   to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3.                            Delegation of Power.  The Committee may delegate some or all of its power and authority hereunder to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish performance goals and Individual Award Opportunities for such person, and (iii) certify the achievement of such performance goals.

IV.       Performance Goals

4.1.                            Establishing Performance Goals.  The Committee shall establish within the Determination Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal.  Performance goals shall be based exclusively on one or more of the following measures, stated in either absolute terms or relative terms:  (a) overall or core consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (b) net income before or after taxes; (c) operating income; (d) earnings per share of common stock; (e) overall or core funds from operations; (f) book value per share of common stock; (g) return on shareholders’ equity; (h) expense management; (i) return on investment; (j)

improvements in capital structure; (k) profitability of an identifiable business unit or product; (l) maintenance or improvement of profit margins or rental or occupancy levels; (m) stock price; (n) market share; (o) revenues or sales; (p) costs; (q) cash flow (including, but not limited to, operating cash flow and free cash flow); (r) working capital; (s) return on assets; (t) store openings or refurbishment or redevelopment plans; (u) staff training; (v) corporate social responsibility policy implementation; (w) economic value added; (x) debt reduction or reduction in the cost of capital; (y) completion of acquisitions or divestitures; or (z) operating efficiency.  Any such measure may be (i) used to measure the performance of the Company and/or any of its subsidiaries or affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate.  With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be a covered employees at any time during the applicable Performance Period, the performance goals established for the Performance Period may consist of any corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein.  Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Determination Period.

4.2.                            Impact of Extraordinary Items or Changes in Accounting.  The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”), where applicable, and in a manner consistent with the methods used in the Company’s audited consolidated financial statements, without regard to (i) extraordinary or other nonrecurring or unusual items, or restructuring or impairment charges, such as restructuring, exit and impairment charges, tax items and loss on debt extinguishment costs, as determined by the Company’s independent public accountants in accordance with GAAP or (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Determination Period or as otherwise required under Section 162(m) of the Code.

V.            Individual Award Opportunities

5.1.                            Terms.  At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals.  The targets shall be expressed in terms of an objective formula or standard and the Individual Award Opportunity may, at the discretion of the Committee, be based upon the Participant’s annual base salary or a multiple thereof.  In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment under any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made, and the Committee may in its sole discretion establish secondary performance goals, that need not be specified in Section 4.1 of the Plan, which the Committee may use as guidelines in making the decision whether to reduce any such payment.  No Participant shall receive a payment under the Plan with respect to any fiscal year of the Company in excess of $5,000,000, which maximum amount shall be proportionately increased or decreased with respect to Performance Periods that are more or less than one year in duration.

5.2.                            Incentive Payments.  Subject to Section 3.2(e), payments under Individual Award Opportunities shall be made within 2½ months after the end of the Performance Period for which the incentive awards are payable, except that no such payment shall be made unless and until the Committee, based to the extent applicable on the Company’s audited consolidated financial statements for such Performance Period (as prepared and reviewed by the Company’s independent public accountants), has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied.

VI.       General

6.1.                            Effective Date and Term of Plan.  The Plan shall be submitted to the stockholders of the Company for approval at the 2013 annual meeting of stockholders and, if approved by the affirmative vote of a majority of the shares of common stock of the Company present in person or represented by proxy at such meeting, shall become effective for Performance Periods beginning on and after January 1, 2013.  This Plan may be terminated at any time by the Committee.  In the event that this Plan is not approved by the stockholders of the Company, this Plan shall be null and void.

6.2.                            Amendment or Termination of Plan.  The Committee may amend or terminate this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.

6.3.                            Non-Transferability of Awards.  No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company.  Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.4.                            Tax Withholding.  The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

6.5.                            No Right of Participation or Employment.  No person shall have any right to participate in this Plan.  Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6.                            Designation of Beneficiary.  If permitted by the Company, a Participant may file with the Company a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death.  Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company.  The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse.  The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations.  If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.7.                            Governing Law.  This Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8.                            Other Plans.  Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9.                            Binding Effect.  The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs.  If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

PRELIMINARY COPY

1 1 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000162782_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Mr. Jeffrey Blidner 02 Mr. Richard Clark 03 Mr. Christopher Haley 04 Mr. Michael Hegarty 05 Mr. Brian Kingston 06 Mr. David Kruth 07 Mr. Michael Mullen 08 Mr. Andrew Silberfein ROUSE PROPERTIES, INC 1114 AVENUE OF THE AMERICAS SUITE 2800 NY, NY 10036-7703 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013; 3. Advisory vote on executive compensation; The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4. Advisory vote on the frequency of the advisory vote on executive compensation; The Board of Directors recommends you vote FOR proposals 5, 6 and 7. For Against Abstain 5. To approve an amendment to our Amended and Restated Certificate of Incorporation to conform our ownership limit to market standards; 6. To approve the performance measures included in the Rouse Properties, Inc. 2012 Equity Incentive Plan; 7. To approve the Rouse Properties, Inc. Management Incentive Plan; NOTE: If any other matters properly come before the meeting or any adjournment or postponement thereof, the proxies named herein will vote in their discretion on such matters. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000162782_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . ROUSE PROPERTIES INC Annual Meeting of Shareholders May 3, 2013 12:30 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Susan Elman and John Wain, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ROUSE PROPERTIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 12:30 PM, local time on May 3, 2013, at the Offices of Sidley Austin LLP, 787 Seventh Avenue New York, New York 10019, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side